Exhibit 99.1

Content

2 Group results at a glance

3 Management Report

4 Group results

8 Segment results

13 Financial Position

15 Global economy

15 Banking industry

16 Strategy

19 Outlook

22 Risks and opportunities

24 Risk information

29 Additional information

29 Management and Supervisory Board

30 Consolidated Statement of Income

30 Income Statement
31 Earnings per common share
31 Consolidated Statement of Comprehensive Income

32 Consolidated Balance Sheet

33 Consolidated Statement of Changes in Equity

37 Consolidated Statement of Cash Flows

41 Impact of Deutsche Bank's transformation

43 Segment results

47 Information on the Consolidated Income Statement

47 Net Interest Income and Net Gains (Losses) on Financial Assets/Liabilities at Fair Value through Profit or Loss
47 Commissions and Fee Income
49 Restructuring
50 Effective Tax Rate

51 Information on the Consolidated Balance Sheet

51 Financial Instruments carried at Fair Value
65 Fair Value of Financial Instruments not carried at Fair Value
65 Allowance for credit losses
66 Provisions
67 Long-Term Debt
67 Shares Issued and Outstanding

68 Other Financial Information

68 Credit related Commitments and Contingent Liabilities
69 Related Party Transactions
70 Non-Current Assets and Disposal Groups Held for Sale
70 Capital expenditures and divestitures
70 Events after the reporting period

71 Review Report

72 Responsibility Statement by the Management Board

73 Non-GAAP financial measures

79 Imprint

Group results at a glance

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Of which:
Corporate & Investment Bank (CIB)	2,942	3,578	(636)	(18)	6,270	7,424	(1,153)	(16)
Private & Commercial Bank (PCB)	2,486	2,542	(57)	(2)	4,999	5,182	(183)	(4)
Asset Management (AM)	593	561	33	6	1,118	1,106	13	1
Corporate & Other (C&O)	182	(91)	273	N/M	166	(144)	311	N/M
Total net revenues	6,203	6,590	(387)	(6)	12,554	13,567	(1,013)	(7)
Provision for credit losses	161	95	66	70	301	183	119	65
Noninterest expenses:
Compensation and benefits	2,813	3,050	(237)	(8)	5,679	6,052	(373)	(6)
General and administrative expenses	3,089	2,552	537	21	6,159	6,008	152	3
Impairment of goodwill and other intangible assets	1,035	0	1,035	N/M	1,035	0	1,035	N/M
Restructuring activities	50	182	(132)	(73)	33	181	(148)	(82)
Total noninterest expenses	6,987	5,784	1,203	21	12,906	12,241	666	5
Profit (loss) before tax	(946)	711	(1,657)	N/M	(654)	1,143	(1,798)	N/M
Income tax expense (benefit)	2,204	310	1,894	N/M	2,295	622	1,673	N/M
Net income (loss)	(3,150)	401	(3,551)	N/M	(2,949)	521	(3,470)	N/M
Net income (loss) attributable to noncontrolling interests	40	40	0	0	63	40	23	57
Net income (loss) attributable to Deutsche Bank shareholders and additional equity components	(3,190)	361	(3,551)	N/M	(3,012)	481	(3,493)	N/M

Common Equity Tier 1 capital ratio	13.4%	13.7%	(0.3) ppt	N/M	13.4%	13.7%	(0.3) ppt	N/M
Leverage ratio (fully loaded)	3.9%	4.0%	(0.1) ppt	N/M	3.9%	4.0%	(0.1) ppt	N/M
Leverage ratio (phase-in)	4.2%	4.2%	0.1 ppt	N/M	4.2%	4.2%	0.1 ppt	N/M
Loans (gross of allowance for loan losses, in € bn, as of quarter-end)	419	395	23	6	419	395	23	6
Deposits (in € bn, as of quarter-end)	577	558	18	3	577	558	18	3
Assets under Management (in € bn, as of quarter-end)	1,226	1,195	31	3	1,226	1,195	31	3
Employees (full-time equivalent, as of quarter-end)	90,866	95,429	(4,563)	(5)	90,866	95,429	(4,563)	(5)

N/M – Not meaningful

Management Report

Deutsche Bank reports net loss driven by transformation charges in the second quarter of 2019

Christian Sewing, Chief Executive Officer, said: “We have already taken significant steps to implement our strategy to transform Deutsche Bank. These are reflected in our results. A substantial part of our restructuring costs is already digested in the second quarter. Excluding transformation charges the bank would be profitable and in our more stable businesses revenues were flat or growing. This, combined with our solid capital and liquidity position, gives us a firm foundation for growth"

Second quarter and first half 2019 highlights

  Second-quarter net loss of 3.1 billion euros after strategic transformation charges including impact from lowered outlook on business plans of 3.4 billion euros
  Substantial portion of expected transformation charges now taken
  Large majority of transformation charges have no impact on capital position
  Second-quarter net income would have been 231 million euros and pre-tax profit 441 million euros excluding transformation charges
  Revenues down 6% or 5% if adjusted for specific items1; revenues essentially flat or growing in more stable businesses (Global Transaction Banking, Private & Commercial Bank and Asset Management) if adjusted for specific items1
  Continued volume growth in the first half year
  Loan growth of 14 billion euros
  Net asset inflows of 20 billion euros
  Assets under management up 88 billion euros
  Noninterest expenses of 7.0 billion euros and adjusted costs2 of 5.7 billion euros. Excluding transformation charges, in the second quarter:
  Noninterest expenses down 3%
  Adjusted costs down 4%
  6th consecutive quarter of year-on-year adjusted cost reduction ex-bank levies
  Capital position remains robust
  Common Equity Tier 1 ratio of 13.4%
  Substantial progress on strategy execution
  Cash Equities positions exited/system shutdown initiated
  Negotiation of Prime Finance/Electronic Equities sale on track
  Over 900 employees given notice or informed their role will be eliminated
  As at 30 June 2019, businesses to be transferred into the Capital Release Unit accounted for (pro forma):
  Leverage exposures of 250 billion euros
  Risk weighted assets of 65 billion euros

Financial impact of strategic transformation charges

As a result of its announced restructuring, Deutsche Bank reported a net loss of 3.1 billion euros in the quarter. Charges related to strategic transformation including the impact from a lowered outlook on business plans were 3.4 billion euros.

Excluding these charges, net income would have been 231 million euros versus 401 million euros in the prior year period.

The bank reported a loss before income taxes of 946 million euros including 1.4 billion euros in pre-tax transformation-related charges. Excluding these charges, pre-tax profit would have been 441 million euros versus 711 million euros in the second quarter of 2018.

Strategic transformation charges of 3.4 billion euros comprised Deferred Tax Asset (DTA) valuation adjustments of 2.0 billion euros, plus 1.4 billion euros comprising 1.0 billion euros of impairments on goodwill reflecting lowered outlook on business plans and 351 million euros of impairments of software and provision for existing service contracts3. The large majority of these charges have no impact on Common Equity Tier 1 capital.

For the first six months of 2019, the bank reported a loss before income taxes of 654 million euros and a net loss of 2.9 billion euros, primarily driven by transformation-related charges in the second quarter of 2019. Excluding these charges, first-half pre-tax profit would have been 733 million euros, and first-half net income would have been 432 million euros. In the first six months of 2018, profit before tax was 1.1 billion euros and net income was 521 million euros.

Execution of Deutsche Bank’s transformation strategy is underway. In the first six months of 2019 the bank reduced leverage exposures in business to be transferred to the Capital Release Unit by 38 billion euros and risk weighted assets by 9 billion euros. Negotiations are on track for the sale of Prime Finance and the Electronic Equities platform to BNP Paribas. In Cash Equities, Deutsche Bank has exited positions and the shutdown of systems is in progress. Over 900 employees have either been given notice or informed that their role will be eliminated since the announcement of the transformation strategy.

Group results

Revenue share of more stable businesses is growing

Net revenues were 6.2 billion euros in the quarter, down 6% on a reported basis compared to the prior year quarter and down 5% excluding specific items1. These items contributed a positive 109 million euros in the quarter, versus a positive 194 million euros in the prior year quarter.

Revenues in the Corporate & Investment Bank (CIB) were 2.9 billion euros, down 18% year-on-year, while revenues in the Private & Commercial Bank (PCB) were down 2%, or essentially flat if adjusted for specific items1. Revenues in Asset Management were up 6% year-on-year.

Revenues in more stable businesses – Global Transaction Banking, the Private & Commercial Bank and Asset Management – made up 65% of revenues in the quarter. These revenues were down 2% on a reported basis and up 1% adjusted for specific items1.

1 Specific revenue items, second quarter 2019 versus second quarter 2018:

	Three months ended Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	2,942	2,486	593	182	6,203
DVA - CIB Other	(15)	0	0	0	(15)
Change in valuation of an investment - Sales & Trading (FIC)	101	0	0	0	101
Sal. Oppenheim workout - Wealth Management	0	23	0	0	23
Gain on sale - Global Transaction Banking	0	0	0	0	0
Gain from property sale - Private and Commercial Business (Germany)	0	0	0	0	0
Revenues excluding specific items	2,856	2,463	593	182	6,094

	Three months ended Jun 30, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,578	2,542	561	(91)	6,590
DVA - CIB Other	56	0	0	0	56
Change in valuation of an investment - Sales & Trading (FIC)	0	0	0	0	0
Sal. Oppenheim workout - Wealth Management	0	81	0	0	81
Gain on sale - Global Transaction Banking	57	0	0	0	57
Gain from property sale - Private and Commercial Business (Germany)	0	0	0	0	0
Revenues excluding specific items	3,465	2,462	561	(91)	6,397

	Six months ended Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Revenues	6,270	4,999	1,118	166	12,554
DVA - CIB Other	(64)	0	0	0	(64)
Change in valuation of an investment - Sales & Trading (FIC)	138	0	0	0	138
Sal. Oppenheim workout - Wealth Management	0	66	0	0	66
Gain on sale - Global Transaction Banking	0	0	0	0	0
Gain from property sale - Private and Commercial Business (Germany)	0	0	0	0	0
Revenues excluding specific items	6,197	4,932	1,118	166	12,414

	Six months ended Jun 30, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Revenues	7,424	5,182	1,106	(144)	13,567
DVA - CIB Other	118	0	0	0	118
Change in valuation of an investment - Sales & Trading (FIC)	84	0	0	0	84
Sal. Oppenheim workout - Wealth Management	0	94	0	0	94
Gain on sale - Global Transaction Banking	57	0	0	0	57
Gain from property sale - Private and Commercial Business (Germany)	0	156	0	0	156
Revenues excluding specific items	7,165	4,932	1,106	(144)	13,058

Volume growth in loans and assets under management

Loan growth was 4 billion euros on a reported basis. In the first six months, loan growth was 14 billion euros.

Assets under management (AuM) grew by 18 billion euros during the quarter, including net inflows of 9 billion euros. In the first six months of 2019, AuM increased by 88 billion euros with cumulative net inflows of 20 billion euros.

Costs down excluding strategic transformation charges

Noninterest expenses were 7.0 billion euros in the quarter, versus 5.8 billion euros in the prior year quarter, including the aforementioned 1.4 billion euros of transformation charges. Excluding these charges, noninterest expenses were down 3% year-on-year.

Adjusted costs2 were 5.7 billion euros in the quarter. Excluding transformation-related charges, consisting of the aforementioned impairments on software and provision for existing service contracts, adjusted costs were 5.3 billion euros, down 4% year-on-year. This decline was driven by lower compensation and benefits expenses and professional service fees which more than offset higher IT expenses. The bank remains on track to meet its full-year target for adjusted costs of 21.5 billion euros excluding transformation-related charges.

2 Noninterest expenses and adjusted costs, second quarter 2019 versus second quarter 2018:

	Three months ended Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	3,759	2,640	471	117	6,987
Impairment of goodwill and other intangible assets	491	545	0	0	1,035
Litigation charges, net	169	(25)	2	18	164
Restructuring and severance	51	(6)	28	19	92
Adjusted costs	3,048	2,126	442	80	5,696

	Three months ended Jun 30, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	3,071	2,194	441	77	5,784
Impairment of goodwill and other intangible assets	0	0	0	0	0
Litigation charges, net	(42)	(49)	16	44	(31)
Restructuring and severance	167	22	9	41	239
Adjusted costs	2,945	2,222	416	(7)	5,577

	Six months ended Jun 30,2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	7,151	4,749	869	137	12,906
Impairment of goodwill and other intangible assets	491	545	0	0	1,035
Litigation charges, net	172	(48)	1	21	147
Restructuring and severance	74	(23)	32	16	98
Adjusted costs	6,415	4,275	836	100	11,626

	Six months ended Jun 30,2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	6,714	4,421	914	192	12,241
Impairment of goodwill and other intangible assets	0	0	0	0	0
Litigation charges, net	17	(70)	43	46	35
Restructuring and severance	194	31	13	41	280
Adjusted costs	6,503	4,460	858	105	11,926

The workforce declined to 90,866 on a full-time equivalent (FTE) basis at the end of the quarter, a reduction of approximately 600 in the quarter, partially due to the disposal of the bank’s Portuguese retail operations during the quarter, and down by approximately 4,600 since the end of the second quarter of 2018.

Credit quality remains solid

Provision for credit losses was 161 million euros in the quarter, up by 66 million euros versus the prior year quarter, reflecting higher provisions set aside to take account of forecasted weaker macroeconomic conditions. However, it remains low by historical standards, reflecting the low risk profile of the loan portfolio. Provision for credit losses in PCB remained essentially unchanged versus the prior year quarter at 87 million euros, as new provisions were partially offset by gains on portfolio sales. This reflects strong underwriting standards and a supportive credit environment. Provision in CIB was 72 million euros, up from a low level of 11 million euros in the prior year quarter, reflecting forecasted weaker macroeconomic conditions and larger releases recorded in the prior year quarter.

Capital and balance sheet strength largely unaffected by transformation charges

The Common Equity Tier 1 (CET 1) ratio was 13.4% at the end of the quarter, down from 13.7% at the end of the first quarter, and largely unaffected by the aforementioned DTA adjustments and goodwill impairments which comprised the majority of the transformation charges. The quarter-on-quarter development reflected an impact of approximately 20 basis points from two final decisions relating to regular reviews by the European Central Bank. In addition, the payment of the 2018 common share dividend and of coupons on Additional Tier 1 (AT1) capital instruments reduced the CET 1 ratio by approximately 10 basis points. In the first six months, the CET 1 ratio declined from 13.6% to 13.4%, largely reflecting the aforementioned second-quarter effects.

Risk weighted assets (RWA) were 347 billion euros, essentially flat quarter-on-quarter. Increases in Credit Risk RWA were offset by reductions in Operational Risk RWA due to continued improvement in the bank’s loss profile. In the first six months of 2019, RWAs declined by 4 billion euros, reflecting a modest first-quarter reduction.

The fully loaded Leverage Ratio was 3.9% in the quarter, stable relative to the first quarter. Leverage exposures declined by 41 billion euros. Cash balances were reduced, while additional reductions in leverage exposures related to Sales & Trading activities were partly offset by loan growth, reflecting the bank’s continued efforts to rebalance its business mix toward more stable revenue sources. In the first six months of 2019, the fully loaded leverage ratio declined from 4.1% to 3.9%, and the phase-in ratio declined from 4.3% to 4.2%, largely reflecting an increase in leverage exposures in the first quarter.

Liquidity reserves remained strong at 246 billion euros at the end of the second quarter, down from 260 billion euros in the first quarter and 259 billion euros at the end of 2018. The decline of 13 billion euros during the first six months of this year was driven by active measures to reduce and redeploy excess liquidity. The Liquidity Coverage Ratio (LCR) at the end of the quarter was 147%, up from 141% in the previous quarter. At this level, the LCR is 47% above the required level of 100%, equivalent to a surplus of 67 billion euros.

3 Goodwill impairment charges, which were triggered by the bank's revision to its strategic plan as part of the transformation planning process, were higher than those charges disclosed on announcement of the bank's strategy on 7 July 2019. This resulted from the detailed application of the bank's divisional strategic plan to the Cash-Generating Unit “Global Transaction Banking & Corporate Finance”. For further information, please refer to section “Impact of Deutsche Bank’s transformation” of this Interim Report.

Segment results

Corporate & Investment Bank (CIB)

Net revenues were 2.9 billion euros, down 18% year-on-year.

Global Transaction Banking (GTB) revenues were 949 million euros, down 6% year-on-year. Adjusted for a specific item1 relating to a one-time gain recorded in the prior year quarter, revenues in the quarter were essentially stable year-on-year. Growth in Cash Management and in Trade Finance was offset by perimeter adjustments in Securities Services.

Sales & Trading (Fixed Income) revenues were 1.3 billion euros, down 4%, or 11% if adjusted for a specific item1 relating to a change in valuation of an investment. This development reflected a resilient performance in Credit, which was offset by the impact of lower volatility on FX revenues, while Rates produced a solid performance if adjusted for perimeter adjustments made in 2018. Overall Sales & Trading (Fixed Income) revenues were negatively impacted by the year-on-year impact of portfolio items.

Origination & Advisory revenues were 407 million euros, down 30%. This development reflects lower industry fee pools, especially in geographies (EMEA) and products (Leveraged Debt) which are normally areas of strength for Deutsche Bank.

Sales & Trading (Equity) revenues were 369 million euros, down 32% year-on-year. This development reflects the strategic reshaping announced in the second quarter of 2018, together with lower client flows in the second quarter of 2019 due to the market’s anticipation of a strategic downsizing of the bank’s Equities franchise.

Provision for credit losses was 72 million euros in the quarter, versus 11 million euros in the prior year quarter. This development reflects a weaker macroeconomic outlook and substantial releases in the second quarter of 2018.

Noninterest expenses were up 22% year-on-year to 3.8 billion euros impacted by transformation charges totalling 810 million euros. These comprised 491 million euros of impairment of goodwill plus 319 million euros of impairment on software and provisions for existing service contracts. This latter item also impacted adjusted costs which were up by 3%. Excluding this item, adjusted costs were down 7% year-on-year, driven by strategic perimeter reductions in 2018 and continued cost discipline.

CIB reported a loss before tax of 907 million euros in the quarter, driven in large part by the aforementioned 810 million euros of transformation charges.

For the first six months of 2019, CIB reported a loss before income taxes of 1.0 billion euros, compared to a pre-tax profit of 678 million euros in 2018. The decrease was primarily driven by the aforementioned impairments.

Corporate & Investment Bank results at a glance

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Global Transaction Banking	949	1,008	(59)	(6)	1,924	1,926	(2)	(0)
Equity Origination	75	108	(32)	(30)	118	183	(65)	(35)
Debt Origination	241	316	(75)	(24)	530	633	(102)	(16)
Advisory	91	153	(62)	(41)	212	241	(28)	(12)
Origination and Advisory	407	577	(170)	(30)	861	1,057	(195)	(18)
Sales & Trading (Equity)	369	540	(172)	(32)	837	1,111	(275)	(25)
Sales & Trading (FIC)	1,320	1,372	(52)	(4)	2,836	3,255	(419)	(13)
Sales & Trading	1,689	1,912	(224)	(12)	3,672	4,366	(694)	(16)
Other	(103)	81	(183)	N/M	(187)	75	(262)	N/M
Total net revenues	2,942	3,578	(636)	(18)	6,270	7,424	(1,153)	(16)
Provision for credit losses	72	11	61	N/M	95	8	87	N/M
Noninterest expenses:
Compensation and benefits	890	1,054	(164)	(16)	1,852	2,114	(263)	(12)
General and administrative expenses	2,343	1,858	485	26	4,766	4,426	340	8
Impairment of goodwill and other intangible assets	491	0	491	N/M	491	0	491	N/M
Restructuring activities	36	160	(124)	(78)	43	174	(131)	(75)
Total noninterest expenses	3,759	3,071	688	22	7,151	6,714	438	7
Noncontrolling interests	18	21	(3)	(16)	19	24	(5)	(22)
Profit (loss) before tax	(907)	475	(1,381)	N/M	(995)	678	(1,672)	N/M

Total Assets (in € bn, as of quarter-end)	1,077	1,077	(0)	(0)	1,077	1,077	(0)	(0)
Loans (gross of allowance for loan losses, in € bn, as of quarter-end)	143	128	15	12	143	128	15	12
Employees (full-time equivalent, as of quarter-end)	17,238	17,052	185	1	17,238	17,052	185	1

N/M – Not meaningful

Private & Commercial Bank (PCB)

Net revenues were 2.5 billion euros, down 2% year-on-year. Excluding specific items1 and adjusted for exited businesses, revenues grew by 2%, as growth in loan volumes and improved investment revenues more than offset the negative impact of continued deposit margin compression.

In the Private & Commercial Business (Germany), revenues were 1.7 billion euros, up 2% year-on-year as strong growth momentum in business volumes and re-pricing measures more than offset continued deposit margin compression.

The Private & Commercial Business (International) generated revenues of 366 million euros, down 3% year-on-year following the change in the treatment of loan fees in Italy. Excluding this effect, revenues were essentially flat year-on-year as growth in loans and investment revenues offset impacts from the low interest rate environment.

Wealth Management (Global) revenues were 429 million euros, down 9% year-on-year. If adjusted for the specific item1 arising from gains on workout activities relating to legacy Sal. Oppenheim positions in both quarters, revenues were up 4% year-on-year due to strong growth in Emerging Markets.

Noninterest expenses were 2.6 billion euros, up 20%, and were impacted by transformation-related charges totalling 557 million euros. These comprised 545 million euros for an impairment on goodwill and 12 million euros for an impairment on software. The latter also impacted adjusted costs , which were down 4% at 2.1 billion euros, reflecting benefits from reorganisation measures and continued strict cost discipline. On an FTE basis, the workforce was down by 459 in the quarter and by 2,682 year-on-year, including reductions of approximately 1,700 related to the deconsolidation of operations in Poland and Portugal.

PCB recorded a pre-tax loss of 241 million euros after the aforementioned 557 million euros in transformation-related charges. Excluding these charges, profit before tax would have been 316 million euros in the quarter, compared to 262 million euros in the prior year quarter.

Provision for credit losses was essentially flat year-on-year at 87 million euros, reflecting gains on portfolio sales and continued strong underwriting standards.

For the first six months of 2019, PCB reported a profit before tax of 46 million euros, compared to 586 million euros in the first six months of 2018. The decrease was primarily driven by the aforementioned transformation-related charges. Excluding these charges, pre-tax profit would have been 603 million euros in the first half of 2019, up 3% versus the prior year period, despite benefits from specific revenue items such as real-estate sales gains which were substantially higher in the first half of 2018. Post-tax Return on Tangible Equity (RoTE) for the first half of 2019 was 0.5%; excluding transformation-related charges, the post-tax RoTE would have been 7% for this period.

Growth in business volumes: PCB’s AuM grew by 3 billion euros to 505 billion euros during the quarter. Adjusted for the impact of the sale of the Portuguese business, growth of 6 billion euros in the quarter was driven by net inflows of 5 billion euros. Loans were stable in the quarter. Net growth of 2 billion euros in loans to clients was largely offset by the sale of securities classified as loans, mainly promissory note loans.

In the first six months of 2019, PCB achieved net inflows of 13 billion euros in assets under management, of which 10 billion euros related to term deposits, and loan growth of 3 billion euros. Net growth of 6 billion euros in loans to clients was partly offset by the sale of securities classified as loans and exchange rate movements.

Private & Commercial Bank results at a glance

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Private and Commercial Business (Germany)	1,670	1,635	36	2	3,377	3,471	(94)	(3)
Private and Commercial Business (International)1	366	376	(10)	(3)	725	750	(25)	(3)
Wealth Management (Global)	429	470	(41)	(9)	856	896	(40)	(4)
Exited businesses2	21	62	(41)	(67)	41	65	(24)	(37)
Total net revenues	2,486	2,542	(57)	(2)	4,999	5,182	(183)	(4)
Of which:
Net interest income	1,510	1,516	(6)	(0)	2,988	3,001	(13)	(0)
Commissions and fee income	775	793	(19)	(2)	1,595	1,661	(66)	(4)
Remaining income	201	233	(32)	(14)	416	520	(104)	(20)
Provision for credit losses	87	86	1	1	204	174	29	17
Noninterest expenses:
Compensation and benefits	973	1,003	(30)	(3)	1,946	1,982	(36)	(2)
General and administrative expenses	1,136	1,181	(46)	(4)	2,297	2,445	(149)	(6)
Impairment of goodwill and other intangible assets	545	0	545	N/M	545	0	545	N/M
Restructuring activities	(13)	11	(23)	N/M	(39)	(7)	(32)	N/M
Total noninterest expenses	2,640	2,194	446	20	4,749	4,421	328	7
Noncontrolling interests	(0)	0	(0)	N/M	(0)	0	(0)	N/M
Profit (loss) before tax	(241)	262	(503)	N/M	46	586	(540)	(92)

Total Assets (in € bn, as of quarter-end)	345	338	7	2	345	338	7	2
Loans (gross of allowance for loan losses, in € bn, as of quarter-end)	272	268	5	2	272	268	5	2
Assets under Management (in € bn, as of quarter-end)	505	503	2	0	505	503	2	0
Employees (full-time equivalent, as of quarter-end)	40,932	43,614	(2,682)	(6)	40,932	43,614	(2,682)	(6)

N/M – Not meaningful

1Covers operations in Belgium, India, Italy and Spain.

2Covers operations in Poland and Portugal as well as Private Client Services (PCS) and Hua Xia in historical periods.

Asset Management (AM)

Net revenues were 593 million euros, up 6% year-on-year. The increase was driven by episodic performance fees and essentially flat management fees as improved market conditions and positive asset flows offset the unfavourable impact of net outflows in 2018.

Noninterest expenses were 471 million euros, up 7%, with adjusted costs up 6% to 442 million euros, predominantly due to higher compensation expenses on carried interest relating to episodic performance fees.

Profit before tax was 89 million euros in the second quarter, down 5% year-on-year, reflecting an increase in noncontrolling interest driven by higher standalone profitability in DWS. Post-tax RoTE was 14%.

For the first six months of 2019, Asset Management reported profit before tax of 185 million euros, up 12% from 165 million euros in the first six months of 2018.

Growth in assets under management: assets under management increased by 15 billion euros to 721 billion euros during the quarter. This increase reflected positive market performance and net new money inflows of 4 billion euros driven by targeted growth areas of Passive and Alternatives offset by declines in traditional fixed income and equities. In the year to date, assets under management grew by 56 billion euros including net inflows of 7 billion euros which includes a positive contribution from strategic partnerships.

Asset Management results at a glance

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Management Fees	539	530	9	2	1,048	1,062	(14)	(1)
Performance and transaction fees	66	29	36	124	77	47	29	62
Other revenues	(11)	1	(12)	N/M	(7)	(3)	(3)	100
Total net revenues	593	561	33	6	1,118	1,106	13	1
Provision for credit losses	0	(1)	1	N/M	0	(0)	0	N/M
Total noninterest expenses:
Compensation and benefits	228	194	33	17	427	389	39	10
General and administrative expenses	217	240	(23)	(10)	413	516	(103)	(20)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	27	7	20	N/M	29	9	19	N/M
Total noninterest expenses	471	441	30	7	869	914	(45)	(5)
Noncontrolling interests	33	26	6	25	64	26	37	141
Profit (loss) before tax	89	93	(4)	(5)	185	165	20	12

Total Assets (in € bn, as of quarter-end)	10	10	(0)	(2)	10	10	(0)	(2)
Assets under Management (in € bn, as of quarter-end)	721	692	29	4	721	692	29	4
Employees (full-time equivalent, as of quarter-end)	3,998	4,027	(29)	(1)	3,998	4,027	(29)	(1)

N/M – Not meaningful

Corporate & Other (C&O)

Net revenues were 182 million euros in the second quarter of 2019, up from negative 91 million euros in the prior year period. This development was driven primarily by the mark-to-market impact of hedging activities in connection with the bank’s arrangements to fund business activity across different currencies, notably US dollars, as spreads widened compared to the second quarter of 2018.

Noninterest expenses were 117 million euros in the quarter, up from 77 million euros in the prior year period. This development was primarily due to differences between plan and actual infrastructure expenses, which are allocated to business divisions based on plan with any differences between plan and actual allocations being captured within C&O. Shareholder expenses increased year-on-year by 12 million euros to 130 million euros, due to increased strategic project and business consulting costs.

Profit before income taxes was 113 million euros in the quarter, versus a loss before income taxes of 119 million euros in the prior year quarter.

In the first six months, profit before income taxes was 109 million euros, compared to a loss of 286 million euros in the prior year period.

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues	182	(91)	273	N/M	166	(144)	311	N/M
Provision for credit losses	2	(2)	4	N/M	2	0	2	N/M
Noninterest expenses:
Compensation and benefits	723	800	(77)	(10)	1,453	1,566	(113)	(7)
General and administrative expenses	(606)	(727)	121	(17)	(1,316)	(1,379)	63	(5)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	5	(5)	N/M	0	5	(5)	N/M
Total noninterest expenses	117	77	40	52	137	192	(54)	(28)
Noncontrolling interests	(51)	(48)	(3)	6	(82)	(51)	(32)	62
Profit (loss) before tax	113	(119)	232	N/M	109	(286)	395	N/M

Financial Position

Assets

in € m. (unless stated otherwise)	Jun 30, 2019	Dec 31, 2018	Absolute Change	Change in %
Cash, central bank and interbank balances	171,125	197,613	(26,488)	(13)
Central bank funds sold, securities purchased under resale agreements and securities borrowed	9,773	11,618	(1,845)	(16)
Financial assets at fair value through profit or loss	630,020	573,344	56,676	10
Of which: Trading assets	162,608	152,738	9,870	6
Of which: Positive market values from derivative financial instruments	366,007	320,058	45,949	14
Of which: Non-trading financial assets mandatory at fair value through profit and loss	101,370	100,444	926	1
Financial assets at fair value through other comprehensive income	49,959	51,182	(1,223)	(2)
Loans at amortized cost	414,889	400,297	14,592	4
Remaining assets	160,330	114,083	46,247	41
Of which: Brokerage and securities related receivables	101,813	66,675	35,138	53
Total assets	1,436,096	1,348,137	87,959	7

Liabilities and Equity

in € m. (unless stated otherwise)	Jun 30, 2019	Dec 31, 2018	Absolute Change	Change in %
Deposits	576,506	564,405	12,101	2
Central bank funds purchased, securities sold under repurchase agreements and securities loaned	10,525	8,226	2,299	28
Financial liabilities at fair value through profit or loss	457,816	415,680	42,136	10
Of which: Trading liabilities	58,394	59,924	(1,530)	(3)
Of which: Negative market values from derivative financial instruments	347,048	301,487	45,561	15
Of which: Financial liabilities designated at fair value through profit or loss	51,818	53,757	(1,939)	(4)
Other short-term borrowings	12,418	14,158	(1,740)	(12)
Long-term debt	147,629	152,083	(4,454)	(3)
Remaining liabilities	166,220	124,848	41,372	33
Of which: Brokerage and securities related payables	126,746	90,708	36,038	40
Total liabilities	1,371,114	1,279,400	91,714	7
Total equity	64,982	68,737	(3,755)	(5)
Total liabilities and equity	1,436,096	1,348,137	87,959	7

Movements in Assets and Liabilities

As of June 30, 2019, the total balance sheet increased by € 88.0 billion (or 7%) compared to year-end 2018.

Key drivers from management and business activities were increases in loans, deposits and trading assets, partly offset by decreases in cash, central bank and interbank balances as well as long-term debt. Loans at amortized cost increased by € 14.6 billion, reflecting lending initiatives in both CIB and PCB. Deposits were up € 12.1 billion, primarily driven by deposit growth in PCB. The increase of € 9.9 billion in Trading Assets reflects increased business activity in the Fixed Income Sales & Trading part of CIB during the period. Partly offsetting these increases were decreases in cash, central bank and interbank balances by € 26.5 billion, partially reflecting a shift of liquidity reserves into securities as part of the continued optimization of the bank’s funding which at the same time resulted in a decrease in long-term debt of € 4.5 billion.

In addition to the above, positive market value of derivative financial instruments increased by € 45.9 billion, with a corresponding increase of € 45.6 billion in negative market value of derivative financial instruments due to market movements, primarily in interest rates. Remaining assets were up by € 46.2 billion. Of this increase, € 35.1 billion related to brokerage and securities related receivables, therein € 24.3 billion from regular way pending settlements balances. This was mainly attributable to a seasonal increase in activity levels compared to low year-end levels. This seasonality pattern was also reflected in an equivalent increase in brokerage and securities related payables, which contributed € 36.0 billion to the € 41.4 billion increase in remaining liabilities.

The overall movement of the balance sheet included an increase of approximately € 4 billion due to foreign exchange rate movements, mainly driven by strengthening of the U.S. Dollar versus the Euro. The effects from foreign exchange rate movements are embedded in the movement of the balance sheet line items discussed in this section.

Liquidity

Liquidity reserves amounted to € 246 billion as of June 30, 2019 (64 % cash and cash equivalents and 36 % highly liquid and other securities). As of December 31, 2018 the liquidity reserves amounted to € 259 billion (71 % cash and cash equivalents and 29 % highly liquid and other securities). The decrease in liquidity reserves is attributable to planned liquidity deployment across the business loan books, the central liquidity deployment programme and reductions in outstanding issuance.

Equity

Total equity as of June 30, 2019 decreased by € 3.8 billion compared to December 31, 2018.The main factors contributing to this development were a net loss attributable to Deutsche Bank shareholders and additional equity components of € 3 billion, primarily related to transformation related charges. In addition, remeasurement losses related to defined benefit plans, net of tax, of € 385 million, coupons paid on additional equity components of € 330 million, as well as cash dividends paid to Deutsche Bank shareholders of € 227 million and a negative impact due to the adoption of IFRS 16 of € 137 million, net of tax contributed to the decline. Partly offsetting the decrease were unrealized net gains of financial assets at fair value through other comprehensive income, net of tax, of € 313 million.

Global economy

Economic growth (in %)1	Jun 30, 20192	Dec 31, 2018	Main driver
Global Economy	3.3 [5]	3.8

As global trade continued to weaken in the first half of 2019 industrialized countries as well as emerging markets experienced rather subdued growth. The high level of uncertainty about the realignment of the US trade policy dampened global trade, in particular the currently renegotiated trade relations with China

Of which:
Industrialized countries	1.75	2.2	The global momentum of industrialized countries was negatively affected by the realignment of global value chains, while domestic demand remained solid
Emerging markets	4.35	4.9	Emerging markets were also negatively affected by trade tensions and the slowdown in world trade. As a result, economic growth decelerated in the major emerging market regions
Eurozone Economy3	1.0	1.9

The Eurozone economy expanded at a slower rate, reflecting temporary effects in some member states and a deteriorating external environment. Growth was supported by domestic demand underpinned by solid income growth and improved financial conditions

Of which: Germany Economy3	0.2	1.4

The German manufacturing industry experienced a material contraction. Idiosyncratic risks in several sectors and the slowing world trade led to a slowdown in order intake and production. In contrast, the construction and services industries continued to expand in line with prior growth

US Economy3	2.5	2.9

At the beginning of the year, the US economy was negatively affected by the government shutdown and weather-related effects. Tax cuts, fiscal spending and the end in the Federal Reserve’s rate-hiking cycle were tailwinds. Together with the good labor market situation, these factors supported the domestic economy

Japanese Economy	0.5	0.6	The Japanese economy slowed due to lower private consumption spending and lower employment growth as well as weaker external demand
Asia Economy3,4	5.4	6.2	Asian economies showed signs of weaker growth due to the recalibration of global trade policy
Of which: Chinese Economy3	6.2	6.6	Chinese exports remained relatively resilient despite increasing trade tensions. At the beginning of the year, concerns about an economic slowdown in the Chinese economy intensified

1 Annual Real GDP Growth (% YoY). Sources: National Authorities unless stated otherwise

2Sources: Deutsche Bank Research

3 DB Quarterly Real GDP forecast (% YoY) for 2019

4Including China, India, Indonesia, Republic of Korea, and Taiwan, ex Japan

5 Full year growth forecasts due to non-availability of quarterly numbers for various countries of these aggregates

Banking Industry

	Jun 30, 2019
Growth year-over-year (in %)	Corporate Lending	Retail Lending	Corporate Deposits	Retail Deposits	Main driver
Eurozone1	2.0	2.8	5.4	5.4	Household deposits are growing at the strongest pace since the financial crisis
Of which: Germany1	6.6	4.2	3.0	5.2	Due to record-low interest rates mortgages, household and corporate lending are growing at the highest rate since the financial crisis
US	5.4	3.2	5.42	5.42	Corporate lending recently slowed moderately, while deposits picked up
China1	8.2	17.2	5.0	14.2	Household deposit growth has accelerated significantly recently

1 As of May 2019

2 Total US deposits as quarterly numbers for the individual aggregates are not available

Volumes in the global capital markets business declined slightly in the first half of the year. Volume of announced mergers and acquisitions were high, albeit not as high as in the prior year. Equity issuance declined materially, while debt issuance recorded a solid performance. With the exception of bond issuance, revenues were down significantly across the board compared to the first half of 2018. Trading volumes in US equities were broadly flat year on year, higher in fixed income and lower in derivatives and European equities.

Strategy

On July 7, 2019 we announced a fundamental transformation of our bank. The strategic transformation will reposition Deutsche Bank around its strengths as a leading German bank with strong European roots and a global network.

Our decisive actions

We have taken decisive actions to transform our bank. Going forward, we will operate in four client-centric divisions and focus on market leading businesses with attractive growth and return profiles.

We will refocus on our historic strengths in corporate banking by merging our corporate and commercial banking currently within our Global Transaction Bank and within the Private & Commercial Bank in Germany into one division. The new Corporate Bank, along with the Private Bank and Asset Management, will benefit from a reallocation of our capital and additional investments to those businesses and regions where we have a competitive advantage. We will exit substantially all of Equities Sales & Trading and will also resize our Fixed Income operations, in particular Rates. The share of relatively stable, reliable revenues will increase further, as we will be much less dependent on volatile sales and trading revenues. In our new setup, we expect the investment bank to contribute 30 % of the core revenues. Our new business mix should also reduce volatility of earnings and our funding needs. In future, we expect that around 85 % to 90 % of our funding will come from stable sources, materially lowering our need to go to market for funding.

We also intend to manage our capital in a much more disciplined way. To support this, we will create a Capital Release Unit (CRU) to wind down or dispose non-strategic positions, low yielding assets, or businesses that no longer fit into the new strategy, aiming to substantially improve our leverage ratio and free up resources to allow for shareholder returns.

We are also committed to reducing our adjusted costs by € 6 billion to € 17 billion in 2022. In 2019, we are on track to deliver € 1 billion of previously announced cost reductions and are committed to an incremental € 300 million reduction resulting from our business exits, partially offset by up to € 600 million of transformation charges mostly related to software and real estate impairments. We aim to reduce adjusted costs within our Capital Release Unit by a further € 2.3 billion by 2022. We also target incremental cost reductions within the Private Bank of € 1.4 billion between 2019 and 2022, mainly in our German operations, from infrastructure and cross-divisional measures and from an optimized International and Wealth Management franchise. The restructuring actions will include a workforce reduction of approximately 18,000 full-time equivalent employees (FTE) to around 74,000 FTE by 2022 with total incremental restructuring costs of € 2.3 billion.

To reshape and improve our long-term competitive position, we will undertake a restructuring of our infrastructure functions, which include back office systems and processes that support all business divisions. We are committed to investing approximately € 4 billion to further improve our controls by 2022, making our control environment both more effective and efficient. A separate Management Board responsibility will be created to further optimize Deutsche Bank’s IT infrastructure and drive the digitalization of all businesses. We will make targeted investments in technology and innovation, utilizing a budget of approximately € 13 billion by 2022.

We intend to fund our transformation with our existing resources. As a consequence, the Management Board intends to propose nil dividends on our common equity shares for the financial years 2019 and 2020. We expect to have sufficient capacity for coupon payments on our AT1 instruments throughout the transformation phase under the revised CRR definition applicable from June 27, 2019 which is expected to result in a substantial increase of available distributable items (ADI) eligible for AT1 coupon payments. The planned balance sheet reductions and future income are expected to generate € 5 billion of excess capital, which we plan to return through dividends and share buyback starting in 2022.

Our Businesses

Starting in the third quarter of 2019, we will align our reporting structure to our new strategic direction. Deutsche Bank will center going forward around four core businesses and a separately created Capital Release Unit (CRU). Our core bank reflects our strategic vision and will comprise the new Corporate Bank, the refocused Investment Bank, the Private Bank and Asset Management, as well as Corporate & Other.

The Corporate Bank will be built around our currently reported Global Transaction Bank (GTB), which provides an essential service to many national and international corporates. It will be strengthened by our commercial clients unit, which houses our German “Mittelstand” clients, which will be transferred from the current Private & Commercial Bank including Postbank. The Corporate Bank will hold over € 200 billion of deposits and is expected to generate more than € 5 billion in annual revenues. We will continue to invest in this business and will allocate resources to allow it to grow. At the same time, we also will be disciplined on costs. We intend to deliver cost decreases of around 2 % annually in this business. By executing our strategy, we aim to grow return on tangible equity (RoTE) of the Corporate Bank to more than 15 % in 2022.

In GTB, we intend to capitalize on our top five market position in global transaction banking, financing and FX. We also continue to see growth potential for our global trade finance franchise, especially in structured transactions. For commercial clients, we provide an integrated commercial banking coverage model.

Geographically, Europe is our home market and we aim to continue increasing our market share there. In Asia, we intend to continue growing as the overall revenue pool is now greater than in Europe and is growing at a much faster rate. In the Americas, we will invest selectively with the aim to capture additional growth with the big tech companies, and to complement our global platform.

Our Investment Bank (IB) will refocus on its traditional strengths in financing, advisory, fixed income and currencies. We will concentrate our resources where we have competitive products and solutions for our target clients and on areas where we can achieve acceptable returns. As the bank continues to provide strategic advice to corporate clients including a focused equity capital markets business, it will keep an equity and macro research capacity as well as a targeted equity sales force. Going forward, we expect almost 75 % of investment banking revenues to be generated in businesses where we today enjoy a top-five market position. With the transformation completely implemented, we aim to increase the RoTE of the Investment to more than 6 % in 2022, and to deliver cost decreases of 4 % annually.

We will exit substantially all of our Equities Sales & Trading business. In addition, we plan to resize our Fixed Income operations, in particular our Rates business, and to accelerate the wind-down of our existing non-strategic portfolio.

The Private Bank (PB) will serve private customers as well as small business clients going forward. It aims to build on its position as market leader in Germany, as a focused bank in Europe, especially in Italy and Spain, and as a highly competitive global wealth manager.

In our German home market, the biggest economy in Europe, we are a market leader with approximately 20 million clients including 10 million clients on our digital retail platform. We have the necessary scale to strengthen our position as the leading private client platform in Germany, servicing all customers from retail to ultra-high net worth.

In our international business, we are present in selected attractive markets in Europe (Italy, Spain and Belgium) and India. We provide advisory and relationship banking services to predominantly affluent clients and small and medium-sized companies, complemented by a strong retail proposition in Italy. We offer a comprehensive range of products with a strong emphasis on investment products and financing solutions.

In Wealth Management (Global), we combine deep local heritage and global reach, offering expert advice with an extensive range of services from standardized to highly tailored solutions paired with industry-leading risk return engineering, aiming to deliver lasting value for our clients. Our focus is on serving high-net-worth (HNW) and ultra-high-net-worth (UHNW) individuals, their families and businesses as well as professional clients such as Family Offices providing them access to a full product suite and connecting them to the bank’s wider capabilities. We will further strengthen our Wealth Management franchise by building on its strong German and European business, in particular. Areas of growth and investments will be the Americas and our emerging markets region, which includes Asia Pacific and the Middle East.

While we plan to grow client volumes and assets under management (AuM) in our Private Bank we are also reviewing our pricing structures, and will adapt them to the ongoing low interest rate environment. In addition, we continue to work on our costs. We will accelerate the integration of Deutsche Bank and Postbank in Germany and are aiming for a total cost reduction in the Private Bank of € 1.4 billion by 2022. We expect RoTE in the Private Bank to grow to more than 12 % in 2022.

Asset Management (AM) and its franchise DWS remains a key pillar of Deutsche Bank’s strategy and will continue to pursue its objective of becoming one of the top-10 asset managers globally. With more than € 700 billion of AuM, DWS is the market leader in Germany according to BVI (Investmentstatistik 31. December 2018) and one of the leading asset management franchises in Europe.

We have made significant changes to DWS over the last few months including restructuring the senior executive team. We have set distinct growth priorities to leverage our competitive positioning and generate organic growth, particularly in Asia, by focusing on innovative products and services across the entire platform.

We are making sustainability core to our business activities as we expect sustainability to become the driving force behind successful asset management over the coming years. The basis for growth will be our long-standing heritage in Environment Social Governance (ESG), which we want to build upon as reflected by our recent minority stake acquisition in Arabesque.

We will modernize our core platform by incorporating technology-based analysis and investment tools, as well as increase our use of artificial intelligence to take advantage of new opportunities for asset managers, both to revolutionize investment management and enable higher automation levels.

By 2022, we expect Asset Management to grow its RoTE even further from 18 % in 2018 to over 20%. We are also targeting significant efficiencies and are on track to deliver on the € 150 million of annual savings by 2020.

By establishing our new Capital Release Unit (CRU), we plan to liberate capital currently consumed by low return assets, businesses with low profitability and businesses no longer deemed strategic. This includes substantially all of our Equities Sales & Trading business, lower yielding fixed income positions, particularly in Rates, our former CIB Non-Strategic portfolio as well as the exited businesses from our Private & Commercial Bank which include our retail operations in Portugal and Poland. At the end of June 2019, the portfolios comprising the CRU had approximately € 65 billion of risk weighted assets (RWA) and € 250 billion of leverage exposure on a pro-forma basis.

We expect that a material portion of the exposure in the CRU will run off naturally within the next 18 months. In this context, Deutsche Bank has entered into a preliminary agreement with BNP Paribas to transfer technology and staff to BNP Paribas in due course with a view to provide continuity of service to its prime finance and electronic equities clients. We believe that this is commercially the right decision for our clients, our employees, and our ongoing institutional franchise. This agreement remains subject to various conditions and approvals, and as we work to finalize the transaction, it may lead to a slightly slower pace of RWA and leverage exposure reductions for year-end 2019, depending on the closing timeline.

For the remainder of the assets, we will take opportunities to accelerate the wind down, where it is economically rational.

Our Financial Targets

Our updated key financial targets are:

  Post-tax Return on Average Tangible Equity of 8 % for the Group by 2022 (under the revised definition as presented in “Supplementary Information (Unaudited): Non-GAAP Financial Measures” in this report)
  Adjusted costs of € 17 billion in 2022
  Cost Income Ratio of 70 % by 2022
  Common Equity Tier 1 capital ratio of at least 12.5%
  Leverage Ratio (fully loaded) of ~5 % from 2022

Outlook

Deutsche Bank Group

On July 7, 2019 we announced a fundamental transformation of our bank intended to enable us to become more profitable, improve shareholder returns and drive long-term growth. To execute our transformation, we will refocus our operations through a significant downsizing of our investment bank including the exit of substantially all of our Equities Sales & Trading business, and the creation of a new Capital Release Unit (CRU) designed to accelerate the wind-down or disposal of non-strategic assets. Additionally, we intend to reduce adjusted costs significantly by 2022.

To align our financial objectives with our strategic update, we announced a new set of Group financial targets. Our most important key performance indicators are shown in the table below:

Key performance indicators:

Key Performance Indicators1	Jun 30, 2019	Target KPI
Post-tax Return on Tangible Shareholders Equity2	(11.2%)	8 % by 2022
Adjusted Cost3	€ 11.6 bn	€ 17 bn by 2022
Cost Income Ratio	102.8%	70 % by 2022
Common Equity Tier 1 capital ratio	13.4%	at least 12.5%
Leverage Ratio (fully loaded)	3.9%	~ 5 % from 2022

1 Within our strategic plan, we used underlying foreign exchange rates of EUR/USD at 1.1386 and EUR/GBP at 0.8568 in setting the financial targets for 2022.

2 Based on Net Income attributable to Deutsche Bank shareholders. For further information, please refer to “Supplementary Information (Unaudited): Non-GAAP Financial Measures” of this report which includes an overview of the revised definition for this ratio.

3 Adjusted costs are noninterest expenses excluding impairment of goodwill and other intangible assets, litigation and restructuring and severance. For further information please refer to “Supplementary Information (Unaudited): Non-GAAP Financial Measures“ of this report.

We expect Group revenues in 2019 to be lower than in 2018. This decline is mainly due to our decision to exit substantially all of our Equities Sales & Trading business.

We are committed to continue on our path of materially reducing our adjusted costs. In 2019, excluding transformation-related charges, we expect to reduce adjusted costs by € 1.3 billion compared to the prior year to € 21.5 billion. We expect adjusted costs to decline as we benefit from the run-rate impact of measures executed in 2018, as well as from the impact of the German retail integration, and from transformation related business exits. The transformation charges relate mostly to impairments in software and real estate assets, and are expected to amount up to € 0.6 billion. In addition to the impairments, we expect restructuring and severance charges of approximately € 1.0 billion for the full year 2019 as part of an aggregate incremental € 2.3 billion of restructuring and severance between 2019 and 2022. We expect that our transformation will lead to further workforce reductions relative to our original target of below 90,000 internal full-time employees by year-end 2019.

We expect an increase in provision for credit losses in 2019 compared to last year. Compared to 2018, our cost income ratio and post-tax return on tangible shareholders equity in 2019 will be negatively impacted by the upfront costs to execute our strategy.

We expect our Common Equity Tier 1 capital ratio to be negatively impacted by pending supervisory assessments and the strategic update recently announced but to remain around 13 % throughout the year 2019. As per year-end 2019, we expect our Leverage Ratio (fully loaded) to be above 4 % and risk weighted assets (RWA) as well as Leverage exposure to be lower compared to 2018.

We intend to fund our transformation from our existing resources. As a consequence, the Management Board intends to propose nil dividends on our common equity shares for the financial years 2019 and 2020. We expect to have sufficient capacity for coupon payments on our AT1 instruments throughout the transformation phase under the revised CRR definition applicable from June 27, 2019 which results in a substantial increase of available distributable items (ADI) eligible for AT1 coupon payments. The planned balance sheet reductions and future income are expected to generate € 5 billion of excess capital, which we plan to return through dividends and share buyback starting in 2022.

The announcement on July 7, 2019 also included our decision to exit substantially all of our Equities Sales & Trading business, while retaining a focused equity capital markets operation. In this context, Deutsche Bank has entered into a preliminary agreement with BNP Paribas to transfer technology and staff to BNP Paribas in due course with a view to provide continuity of service to its prime finance and electronic equities clients. This agreement remains subject to various conditions and approvals.

By the nature of our business, we are involved in litigation, arbitration and regulatory proceedings and investigations in Germany and in a number of jurisdictions outside Germany, especially in the US. Such matters are subject to many uncertainties. While we have resolved a number of important legal matters and made progress on others, we expect the litigation and enforcement environment to remain challenging in the short term. Litigation charges, net, in 2018 were relatively low as a result of our successful efforts in resolving a number of matters at or below estimated provisions. For 2019, and with a caveat that forecasting litigation charges is subject to many uncertainties, we expect litigation charges, net, to be significantly higher than in 2018.

Our Business Segments

In addition, we announced on July 7, 2019 our plans to reorganize our business operations under a new segment structure from the third quarter of 2019 onwards. The following paragraphs contain the outlook of our Business Segments in their current as well as for our new Business segments in the future organizational structure.

Corporate & Investment Bank (CIB)

For Corporate & Investment Bank (CIB), the first half of 2019 saw an unfavorable macroeconomic and financial market environment for the industry. Uncertainty was driven by a number of geopolitical factors such as, but not limited to, Brexit, US - China trade relations and the general slowdown in global growth and concerns around the macro credit environment, all of which suppressed client activity and negatively impacted revenues. We do not expect these factors to materially improve in the second half of 2019. Furthermore, the planned restructuring of the division will further impact revenues with materially lower revenue contribution expected from Sales & Trading Equities following the decision to exit substantially all of this business as well as the costs of accelerating the wind-down of certain assets within the new Capital Release Unit (CRU). Due to all the above factors, we expect CIB revenues for 2019 to be significantly lower compared to 2018, with the material reduction coming from the businesses that will form the CRU.

In line with our strategic announcement, the current CIB division will be restructured. The new Corporate Bank (CB) will consist of Global Transaction Banking and elements from the Private & Commercial Bank as described below. Substantially all of our Sales & Trading Equities business along with certain elements of Fixed Income, particularly in Rates, and our Non-strategic unit will move to form part of the new Capital Release Unit (CRU) where these assets will ultimately be unwound or disposed. The remainder of the CIB division will form the new Investment Bank (IB).

Private & Commercial Bank (PCB)

PCB continued to execute on its strategic agenda. In Germany, the merger of the two legal entities DB Bauspar AG and BHW Bausparkasse AG (both building societies) was finalized on May 17, 2019, and further agreements with workers council were reached on the restructuring of Head Office and Operations functions. In Portugal, PCB closed in the quarter the sale of its retail operations to ABANCA.

In PCB, we expect growth in our loan and investment businesses in 2019. In the loan business, we plan to benefit from the growth achieved in 2018 and target to further accelerate growth in 2019 within our existing risk management framework. We also plan to grow our investment businesses, reflecting growth in net new assets and hiring of relationship managers in core markets. In addition, we expect to be able to leverage pricing opportunities in a normalizing market environment. The year-over-year revenue development is likely to be negatively impacted by lower specific items, which we do not expect to repeat in the same magnitude as in 2018. We also expect the margin pressure on our deposit products to continue in the ongoing low interest rate environment and that our revenue base declines as a result of our business divestitures in Poland and Portugal. Given these aforementioned opposing revenue trends, we expect PCB revenues to remain essentially flat in 2019 compared to 2018.

Following the strategy announcement, our commercial and corporate clients within the Private and Commercial Business Germany will become part of the newly created Corporate Bank (CB). In addition, our exited businesses, which include our retail operations in Poland and Portugal, will be assigned to the newly created Capital Release Unit (CRU). The new division Private Bank (PB) will serve private customers as well as small business clients going forward.

Asset Management (AM)

For Asset Management (AM), the industry’s global assets under management are expected to increase over the medium term, driven by strong net flows in passive strategies and alternatives and additional inflows in multi asset solutions. We believe that AM is well-positioned to grow market share amid these industry growth trends, further supported by our broad distribution reach, global footprint and digital capabilities. We expect our assets under management to be higher at the end of 2019 compared to 2018. Net flows are expected to be positive, especially in passive products, alternative investments and supported by enhanced distribution partnerships. We expect AM revenues to be essentially flat for 2019 compared to 2018. Management fees are assumed to be essentially flat year-over year. Performance and transaction fees are now expected to be significantly higher than 2018, driven by an episodic Alternative Investment performance fee recognized in the second quarter of 2019.

New segmental structure from the third quarter of 2019 onwards

Starting in the third quarter of 2019, we will align our reporting structure to our new strategic direction. We will center around our core bank comprising the new Corporate Bank, the refocused Investment Bank, the Private Bank and Asset Management, as well as Corporate & Other, and a separately created Capital Release Unit (CRU). The following paragraph contains the outlook of our new business segments in the future organizational structure. All of the information included below is presented on a pro-forma basis for both years, 2018 and 2019, and is preliminary, unaudited and subject to change. The 2018 information reflects refinements to the pro-forma financials we disclosed on July 7 and July 8, 2019, including certain adjustments related to the allocation of revenues and impairments and adjustments which reflect decisions that the new management team has made to the final core business perimeter.

In our Corporate Bank, we expect revenues to be essentially flat in 2019 (2018: € 5.2 billion). For our Investment Bank, we expect revenues to be lower (2018: € 7.4 billion). We expect revenues in our Private Bank to be essentially flat in 2019 (2018: € 8.7 billion). In 2019, revenues in the Capital Release Unit are expected to be significantly lower (2018: € 2.0 billion).

Risks and opportunities

The developments noted in the quarter did not materially alter our assessment of the risks and opportunities that our businesses are exposed to as laid out in our Annual Report 2018.

Risks

Macroeconomic and market conditions

One of the key downside risks remains the potential escalation of the global trade conflict between key trading partners (United States, China and the European Union). In addition, a potential military clash in the Middle East pose could result in additional negative economic impacts, e.g. drive premium on oil prices but also wider instability in the region.

As far as the interest rate environment is concerned, a prolonged period of low interest rates in the Eurozone could materially impact the Bank’s profitability and balance sheet deployment. The Bank's revenues are sensitive to Euro interest rates given the size of our loan and deposit books denominated in Euros. Interest rates are currently negative for certain risk-free instruments, especially German government bonds, beyond 15 years in maturity. In addition, the ECB has indicated that it is considering actions to ease monetary conditions further, potentially including a reduction in the deposit rate or a resumption of quantitative easing. If these conditions were to persist for an extended period of time, and not be offset by accommodations such as the tiering of reserves held by banks with the Eurosystem central banks, this could result in a significant impact on revenues relative to our current expectations. Actions to offset this rate impact, such as pricing changes or the introduction of fees, may not be sufficient to offset this impact.

Political risks

Our Brexit preparations continued in the second quarter amidst the risk of a “no deal” Brexit by October 31, 2019, the Article 50 deadline regarding the withdrawal of the United Kingdom from the European Union. Phased client migration will continue in the third quarter. However, regulatory uncertainty of a “no deal” Brexit continues to exist for some of our business activities.

Strategy

With the announcement of a series of measures to restructure our operations on July 7, 2019, including creation of the new Capital Release Unit, we will face transformation risks associated with the disposal and wind down of assets as well as the delivery of the cost reduction program aimed at improving long-term profitability and returns.

These transformation risks are dependent on numerous internal and external factors including but not limited to market, regulatory, economic and political uncertainties as well as delivery of the strategic operating model including associated enhancements to our internal control framework. Any of these factors could prevent us delivering against the new strategy’s anticipated benefits or the financial targets we have announced.

Regulatory supervisory reforms, assessments and proceedings

Regulators and central banks have set the goal of improving the robustness of financial benchmarks, especially interest rate benchmarks. As a result, the ongoing availability of, among other benchmarks, the London Interbank Offered Rate (“LIBOR”), the Euro Interbank Offered Rate (“EURIBOR”) and the Euro Overnight Index Average rate (“EONIA” and, together, “IBORs”) and potential timing of discontinuation remain uncertain. Some reforms are already effective while others are still to be implemented or are under consideration. These reforms may cause IBORs to perform differently than in the past, or to disappear entirely, or have other consequences, which cannot be fully anticipated.

A material portion of our assets and liabilities, including financial instruments we trade and other transactions and services we are involved in, have interest rates linked to IBORs that may be subject to potential reform or discontinuation, requiring us to prepare for such change and for a potential transition to “risk-free-rates” (“RFRs”) where relevant. The discontinuation of these IBORs and the transition to RFRs pose a variety of risks to us, including risks of market disruption with associated market and liquidity risks, litigation risk, accounting and tax risks and operational risks. Depending on how these matters and the related risks develop, and the adequacy of the response of the industry, the market, regulators and us to them, the reform and discontinuation of IBORs and transition to RFRs could have adverse effects on our business, results of operations, capital requirements and profitability.

Opportunities

Strategy

With our latest announcement we are placing greater focus on those areas of core strengths that are fundamental for our clients. We expect the creation of the Corporate Bank to enable further revenue growth and investment in both Global Transaction Banking and the commercial Mittelstand client segment. The Investment Bank will focus on its traditional strengths in financing, advisory, fixed income and currencies, and financial resources will be invested in those areas where we believe we are competitive and can strengthen our position. We are re-shaping the Private Bank to focus on private customers across all segments as well as small business clients. In Asset Management, including DWS, we are continuing with the previously set strategy and options for value-adding partnerships which are being assessed on an ongoing basis.

In our Capital Release Unit we intend to leverage opportunities in the market to dispose of assets no longer core to our strategy and reinvest resources to improve long-term profitability and returns.

Risk information

The following section provides qualitative and quantitative disclosures about credit, market, liquidity and other risk metrics and their developments within the second quarter of 2019. Disclosures according to Pillar 3 of the Basel 3 Capital Framework, which are implemented in the European Union by the CRR and supported by EBA Implementing Technical Standards or the EBA Guideline, are published in our additional Pillar 3 report which can be found on our website (publication date August 21, 2019).

In January 2019, the new securitization Regulation (EU) 2017/2402 (the Securitization Regulation) introduced changes to the methodology for determining RWAs for new securitizations originated on or after January 1, 2019. All securitization transactions originated before this date remain subject to the existing rules as introduced by CRR/CRD 4 and will be subject to the new framework on January 1, 2020. Furthermore, amendments to the Capital Requirements Regulation and the Capital Requirements Directive have been provided in June 2019 with the publication of Regulation (EU) 2019/876 and Directive (EU) 2019/878. The key change that is applicable from June 27, 2019 relates to the introduction of a total loss-absorbing capacity (TLAC) requirement.

When using the term “fully loaded”, this applies solely to our definition of own funds (applicable for Additional Tier 1 capital and Tier 2 capital and figures based thereon, including Tier 1 capital and Leverage Ratio). The term “fully loaded” is defined as excluding the transitional arrangements for own funds introduced by the CRR/CRD 4 applicable until June 26, 2019. However, it reflects the latest transitional arrangements introduced by the amendments to the CRR/CRD applicable from June 27, 2019.

Please refer to our Annual Report 2018 under the chapter “Risk Report” for further information on key risk categories and on the management of our material risks.

Overall risk assessment

The global economic outlook softened in the second quarter of 2019, mainly due to the persistent trade tensions and overall mature business cycle. With inflationary pressure continuously contained, the Federal Reserve and the European Central Bank responded by signaling an easing bias to their monetary policy stance, keeping market concerns in check and putting further downward pressure on the yield curve. Most financial risk assets posted positive returns in the second quarter of 2019 overall, with strong performances in April and June more than offsetting a dip in May. The coordinated central bank policy easing should limit the cyclical slowdown and mitigate the risk of recession in the US and to some extent in Europe as well.

Key downside risks include the potential escalation of the global trade conflict. A failure of US-China trade talks, and an extension to Europe including import tariffs on cars, would add to the damage already done to global trade and growth. Geopolitical risk in the Middle East increased as Iran responds to increased US sanctions, raising concerns about a potential military clash. The risk of a “no deal” Brexit in the autumn remains high as we await the outcome and implications of the Conservative Party leadership contest. A further extension of the Article 50 deadline (beyond October 31, 2019) remains highly uncertain, as does the possibility of a general election in the UK. A disorderly Brexit could aggravate the already softer economic outlook in the UK and Europe.

In addition to the above we are exposed to a variety of financial risks, including but not limited to counterparty default risks or sudden market shocks impacting our credit and market risk profiles, and non-financial risks including but not limited to operational and IT infrastructure, transaction processing and third party vendor risks.

The potential impacts of these risks are assessed through portfolio reviews and stress tests. The results of these tests indicate that the currently available capital and liquidity reserves, in combination with available mitigation measures, would allow us to absorb the impact of these risks if they were to materialize as envisaged.

Key risk metrics

The following selected key risk ratios and corresponding metrics form part of our holistic risk management across individual risk types. The Common Equity Tier 1 Ratio (CET 1), Economic Capital Adequacy (ECA) Ratio, Leverage Ratio (LR), Total Loss Absorbing Capacity (TLAC), Minimum Requirement for Own Funds and Eligible Liabilities (MREL), Liquidity Coverage Ratio (LCR), and Stressed Net Liquidity Position (sNLP) serve as high-level metrics and are fully integrated across strategic planning, risk appetite framework, stress testing (except LCR), and recovery and resolution planning practices, which are reviewed and approved by our Management Board at least annually.

Common Equity Tier 1 Ratio
30.6.2019	13.4%
31.12.2018	13.6%

Economic Capital Adequacy Ratio¹
30.6.2019	191%
31.12.2018	196%

Leverage Ratio (fully loaded)
30.6.2019	3.9%
31.12.2018	4.1%

Total Loss Absorbing Capacity (TLAC)
30.6.2019 (Risk Weighted Asset based)	34.5%
30.6.2019 (Leverage Exposure based)	9.2%

Liquidity Coverage Ratio (LCR)
30.6.2019	147%
31.12.2018	140%

Total Risk-Weighted Assets
30.6.2019	€ 346.9 bn
31.12.2018	€ 350.4 bn

Total Economic Capital
30.6.2019	€ 26.5 bn
31.12.2018	€ 26.1 bn

Leverage Exposure
30.6.2019	€ 1,304 bn
31.12.2018	€ 1,273 bn

Minimum requirement for own funds and eligible liabilities (MREL)
30.6.2019	10.9%
31.12.2018	11.1%

Stressed Net Liquidity Position (sNLP)
30.6.2019	€ 41.4 bn
31.12.2018	€ 48.1 bn

1 Formerly reported as “Internal Capital Adequacy Ratio”.

Risk-weighted assets

Risk-weighted assets by risk type and business division

	Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total
Credit Risk	123,182	81,822	5,111	17,047	227,162
Settlement Risk	63	0	0	207	269
Credit Valuation Adjustment (CVA)	5,904	124	117	75	6,219
Market Risk	28,962	71	0	0	29,033
Operational Risk	68,972	10,074	5,150	0	84,195
Total	227,082	92,091	10,377	17,329	346,878

	Dec 31, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total
Credit Risk	115,035	76,592	5,236	15,964	212,827
Settlement Risk	39	0	0	47	86
Credit Valuation Adjustment (CVA)	7,642	202	112	42	7,997
Market Risk	37,446	89	0	0	37,535
Operational Risk	76,145	10,827	5,017	0	91,989
Total	236,307	87,709	10,365	16,053	350,432

Our RWA were € 346.9 billion as of June 30, 2019, compared to € 350.4 billion at the end of 2018. The decrease of € 3.6 billion was primarily driven by RWA for market and operational risk partly offset by increased RWA for credit risk. The market risk RWA reduction of € 8.5 billion primarily resulted from decreases in risk exposures within the incremental risk charge and stressed value-at-risk components. The operational risk RWA reduction of € 7.8 billion was primarily driven by a more favorable internal loss data profile feeding into our capital model as well as a model change of our expected loss deductible in alignment with recent regulatory requirements. The CVA RWA reduction of € 1.8 billion was driven by methodology-related changes and decreases in risk exposures. Credit risk RWA increased by € 14.3 billion as a result of business growth in CIB and PCB as well as the introduction of IFRS 16. Furthermore, the credit risk RWA increase reflected methodology and regulatory updates along with parameter recalibrations.

CET 1 capital reconciliation to shareholders equity

in € m.	Jun 30, 2019	Dec 31, 2018
Total shareholders’ equity per accounting balance sheet	58,742	62,495
Deconsolidation/Consolidation of entities	(89)	(33)
Of which:
Additional paid-in capital	(13)	(12)
Retained earnings	(216)	(150)
Accumulated other comprehensive income (loss), net of tax	140	130
Total shareholders’ equity per regulatory balance sheet	58,653	62,462
Minority Interests (amount allowed in consolidated CET 1)	833	846
Accrual for dividend and AT1 coupons1	0	(267)
Reversal of deconsolidation/consolidation of the position accumulated other comprehensive income (loss), net of tax, during transitional period	0	0
Common Equity Tier 1 (CET 1) capital before regulatory adjustments	59,485	63,041
Prudential filters	(1,958)	(1,833)
Of which:
Additional value adjustments	(1,693)	(1,504)
Any increase in equity that results from securitized assets	0	(1)
Fair value reserves related to gains or losses on cash flow hedges and gains or losses on liabilities designated at fair value resulting from changes in own credit standing	(265)	(329)
Regulatory adjustments relating to unrealized gains and losses pursuant to Art. 467 and 468 CRR	0	0
Regulatory adjustments	(11,004)	(13,722)
Of which:
Goodwill and other intangible assets (net of related tax liabilities)	(7,175)	(8,566)
Deferred tax assets that rely on future profitability	(1,080)	(2,758)
Negative amounts resulting from the calculation of expected loss amounts	(209)	(367)
Defined benefit pension fund assets	(1,072)	(1,111)
Direct, indirect and synthetic holdings by the institution of the CET 1 instruments of financial sector entities where the institution has a significant investment in those entities	0	0
Securitization positions not included in risk-weighted assets	0	0
Other²	(1,467)	(920)
Common Equity Tier 1 capital	46,523	47,486

1No interim profits to be recognized as per ECB Decision (EU) 2015/656 in accordance with the Article 26(2) of Regulation (EU) No 2019/876 (ECB/2015/4).

2 Includes € 0.4 billion CET 1 capital deduction effective April 2019 onwards based on a regular ECB review.

Our CET 1 capital ratio as of June 30, 2019 decreased to 13.4 % compared to 13.6 % as of December 31, 2018. The decrease is due to a € 1.0 billion decrease in our CET 1 capital compared to year end 2018, partly offset by the above-mentioned decrease in RWA. The decrease of CET 1 capital was driven by ECB feedback on the conclusion of one of its regular reviews in the second quarter of 2019, which resulted in an additional CET 1 capital deduction which as of June 30, 2019 was € 0.4 billion. The adoption of IFRS 16 effective January 1, 2019 decreased capital by € 0.1 billion. Furthermore, our CET 1 capital was reduced by € 0.6 billion in the second quarter of 2019 due to the payment of our shareholder’s dividend for the financial year 2018 (€ 0.11/share following the Annual General Meeting) and the yearly AT1 coupon payment, which was partially offset by year end 2018 dividend and AT1 accruals of € 0.3 billion following Article 26(2) of Regulation (EU) No 2019/876 (ECB/2015/4). As of June 30, 2019, the net loss attributable to Deutsche Bank shareholders and additional equity components was € 3.0 billion. The € 3.0 billion net loss attributable to revaluation of deferred tax assets and the impairment of goodwill and other intangible assets in the second quarter of 2019 was largely capital neutral given that deferred tax assets and goodwill and other intangible assets were deducted from CET 1 capital. Since we did not include an interim profit in our CET 1 capital as a consequence of the negative net income in financial year 2019, no AT1 coupons were accrued in CET 1 capital in accordance with Art 26 (2) CRR.

Other measures

Total economic capital and economic capital adequacy ratio

As of June 30, 2019, our economic capital usage amounted to € 26.5 billion, which was € 0.4 billion or 1.4 % higher compared to € 26.1 billion economic capital usage as of December 31, 2018. This change was mainly driven by an increase in nontrading market risk of € 0.6 billion from higher interest rate risk exposures and a decrease of inter-risk diversification benefit of € 0.4 billion, partially offset by lower economic capital usage from operational risk of € 0.6 billion due to a more favorable internal loss data profile and model changes.

The economic capital adequacy ratio was 191 % as of June 30, 2019, compared with 196 % as of December 31, 2018. The change of the ratio was due to an increase in capital demand and decrease in capital supply. The capital supply decreased by € 0.5 billion mainly driven by additional capital deduction of € 0.4 billion related to a regular ECB review and adoption of IFRS 16 of € 0.1 billion. In the second quarter of 2019 shareholder’s dividend for the financial year 2018 (€ 0.11/share following the Annual General Meeting) and the yearly AT1 coupon payment were paid out which were offset by corresponding accruals. As of June 30, 2019 net loss attributable to Deutsche Bank shareholders and additional equity components was € 3.0 billion. The € 3.0 billion net loss was attributable to revaluation of deferred tax assets and the impairment of goodwill and other intangible assets and hence has minor ratio impact. The increase in capital demand was driven by higher economic capital usage as explained above.

Leverage ratio and leverage exposure

As of June 30, 2019, our fully loaded leverage ratio was 3.9 % compared to 4.1 % as of December 31, 2018, taking into account as of June 30, 2019 a fully loaded Tier 1 capital of € 51.1 billion over an applicable exposure measure of € 1,304 billion (€ 52.1 billion and € 1,273 billion as of December 31, 2018, respectively). In the first half of 2019, our leverage exposure increased by € 31 billion to € 1,304 billion. This primarily reflected the development of our balance sheet: pending settlements were € 24 billion higher from seasonally low year-end levels, loans grew by € 16 billion, other assets increased by € 16 billion and non-derivative trading assets rose by € 9 billion. This was partly offset by cash and central bank / interbank balances which decreased by € 26 billion. Furthermore, the leverage exposure related to derivatives decreased by € 6 billion mainly driven by lower effective notional amounts of written credit derivatives.

The increase in leverage exposure in the first half of 2019 included a positive foreign exchange impact of € 5 billion mainly due to the depreciation of the Euro against the U.S. dollar. The effects from foreign exchange rate movements are embedded in the movement of the leverage exposure items discussed in this section.

On a phase-in basis, our leverage ratio decreased from 4.3 % to 4.2 % during the first half of 2019 taking into account as of June 30, 2019 a phase-in Tier 1 capital of € 54.1 billion over an applicable exposure measure of € 1,304 billion (€ 55.1 billion and € 1,273 billion as of December 31, 2018, respectively).

Total loss absorbing capacity and minimum requirement for own funds and eligible liabilities

TLAC and MREL

in € m. (unless stated otherwise)	Jun 30, 2019	Dec 31, 2018
Regulatory capital elements of TLAC/MREL
Common Equity Tier 1 capital (CET 1)	46,523	47,486
Additional Tier 1 (AT1) capital instruments eligible under TLAC/MREL	7,614	7,604
Tier 2 (T2) capital instruments eligible under TLAC/MREL
Tier 2 (T2) capital instruments before TLAC/MREL adjustments	6,018	6,202
Tier 2 (T2) capital instruments adjustments for TLAC/MREL	9	745
Tier 2 (T2) capital instruments eligible under TLAC/MREL	6,027	6,947
Total regulatory capital elements of TLAC/MREL	60,165	62,037

Other elements of TLAC/MREL
Senior non-preferred plain vanilla	59,488	54,852
Holdings of eligible liabilities instruments of other G-SIIs (TLAC only)	(35)	–
Total Loss Absorbing Capacity (TLAC)	119,618	–
Senior preferred plain vanilla	1,045	1,020
Available Minimum Own Funds and Eligible Liabilities (MREL)	120,698	117,909

Total liabilities and own funds after prudential netting (TLOF)	1,104,731	1,058,484

TLAC ratio
TLAC ratio (as percentage of RWA)	34.48	–
TLAC ratio (as percentage of Leverage Exposure)	9.17	–

MREL ratio
MREL ratio (as percentage of TLOF)	10.93	11.14

TLAC

As of June 30, 2019, total loss absorbing capacity (TLAC) was € 120 billion and the corresponding TLAC ratios were 34.5% (RWA based) and 9.2% (leverage exposure based). This means that Deutsche Bank has a comfortable buffer of € 41 billion over its total loss absorbing capacity minimum requirement of € 79 billion (22.9 % RWA based and 6 % leverage exposure based).

MREL

As of June 30, 2019, total liabilities and own funds (TLOF) were € 1,104 billion and available MREL were € 121 billion, corresponding to a ratio of 10.9%, compared to € 1,058 billion TLOF and € 118 billion MREL and a ratio of 11.1 % as of December 31, 2018. This means that Deutsche Bank has a comfortable buffer of own funds and eligible liabilities which is € 20 billion above our MREL.

Liquidity coverage ratio

The LCR as of June 30, 2019 stands at 147 % compared to 140 % as of December 31, 2018. The change was driven by a decrease in net cash outflows (NCO) as a result of liability reductions, improved deposit quality and additional inflows from short dated assets. These reductions offset the decline in high quality liquid assets caused by our deleveraging and liquidity optimizations.

Stressed net liquidity position

During the first half of 2019, our liquidity position remains robust and well above internal minimum requirements and at June 30, 2019 we recorded a surplus of € 41.4 billion compared to € 48.1 billion as of December 31, 2018. This was mainly due to increased business activities, partially offset by refined liquidity risk methodologies.

Asset quality

This section describes the quality of debt instruments subject to impairment, which under IFRS 9 consist of debt instruments measured at amortized cost (AC), financial instruments at fair value through other comprehensive income (FVOCI) as well as off balance sheet lending commitments such as loan commitments and financial guarantees (hereafter collectively referred to as ‘Financial Assets’).

The following table provides an overview of the exposure amount and allowance for credit losses by financial asset class broken down into stages as per IFRS 9 requirements.

Overview of financial assets subject to impairment

	Jun 30, 2019					Dec 31, 2018
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Amortized cost¹
Gross carrying amount	646,295	29,124	7,543	2,222	685,183	637,037	32,335	7,452	1,963	678,787
Allowance for credit losses²	556	534	2,996	37	4,123	509	501	3,247	3	4,259

Fair value through OCI
Fair value	49,542	417	0	0	49,959	50,932	247	2	1	51,182
Allowance for credit losses	14	1	0	0	15	11	1	0	(0)	13

Off-balance sheet
Notional amount	246,689	7,056	627	0	254,371	252,039	10,021	599	0	262,659
Allowance for credit losses³	139	73	90	0	301	132	73	84	0	289

1Financial assets at amortized cost consist of: Loans at amortized cost, Cash and central bank balances, Interbank balances (w/o central banks), Central bank funds sold and securities purchased under resale agreements, Securities borrowed and certain subcategories of Other assets.

2Allowance for credit losses do not include allowance for country risk amounting to € 3 million as of June 30, 2019 and 6 million as of December 31, 2018.

3Allowance for credit losses do not include allowance for country risk amounting to € 5 million as of June 30, 2019 and 5 million as of December 31, 2018.

Additional information

Management and Supervisory Board

Management Board

Garth Ritchie will be stepping down as Head of Corporate & Investment Bank and as a member of the Management Board on July 31, 2019. To ensure a smooth transition of time critical UK regulatory matters including Brexit-related issues he will continue to advise the bank until end of November 2019.

Furthermore, the Management Board members Sylvie Matherat and Frank Strauss will also leave the bank on July 31, 2019.

The Supervisory Board has appointed three Senior Group Directors who will join the Management Board once clearance from the regulatory authorities has been granted:

  Christiana Riley will take over responsibility for the Americas with immediate effect.
  Bernd Leukert will join Deutsche Bank on September 1, 2019 and will be responsible for digitalization, data and innovation.
  Professor Dr. Stefan Simon will become Chief Administrative Officer (CAO) and take on responsibility for Regulatory Affairs and Legal. He has been a member of Deutsche Bank’s Supervisory Board since August 2016 and has been Chairman of its Integrity Committee.

The responsibilities of the current Management Board members have changed as of July 7, 2019 as follows:

  Chief Executive Officer Christian Sewing took on additional responsibility for the newly created Corporate Bank and for the Investment Bank.
  President Karl von Rohr took on responsibility for the Private Bank and for Asset Management (DWS). Additionally, he remained responsible for Human Resources as well as CEO for Germany.
  Chief Operating Officer Frank Kuhnke gained responsibility for the Capital Release Unit and for the Europe, Middle East and Africa (EMEA) region.
  Chief Risk Officer Stuart Lewis assumed additional responsibility for Compliance and the Anti-Financial Crime Unit. He also assumed responsibility for the UK and Ireland region.
  James von Moltke continued in his role as Chief Financial Officer.
  Werner Steinmüller remained CEO of the Asia-Pacific region.

Supervisory Board

The Supervisory Board of Deutsche Bank has nominated Dagmar Valcárcel to join as a new member. She will succeed Professor Dr. Stefan Simon, who has resigned from his Supervisory Board mandate after three years, effective July 31, 2019. As described above, Professor Dr. Simon has been appointed as Senior Group Director (Generalbevollmächtigter) of the bank effective August 1, 2019 and is intended to become a member of its Management Board. Dagmar Valcárcel is also to become the Chairperson of the Integrity Committee, which was previously chaired by Professor Dr. Simon.

Consolidated Statement of Income (unaudited)

Income Statement

	Three months ended		Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Interest and similar income1	6,805	6,414	13,307	12,409
Interest expense	3,174	2,950	6,374	5,994
Net interest income	3,630	3,465	6,933	6,415
Provision for credit losses	161	95	301	183
Net interest income after provision for credit losses	3,469	3,369	6,632	6,232
Commissions and fee income	2,484	2,634	4,865	5,286
Net gains (losses) on financial assets/liabilities at fair value through profit or loss	213	147	982	1,296
Net gains (losses) on financial assets at amortized cost	1	(0)	1	2
Net gains (losses) on financial assets at fair value through other comprehensive income	24	125	70	279
Net income (loss) from equity method investments	45	74	79	176
Other income (loss)	(195)	146	(377)	113
Total noninterest income	2,573	3,126	5,620	7,152
Compensation and benefits	2,813	3,050	5,679	6,052
General and administrative expenses	3,089	2,552	6,159	6,008
Impairment of goodwill and other intangible assets	1,035	0	1,035	0
Restructuring activities	50	182	33	181
Total noninterest expenses	6,987	5,784	12,906	12,241
Profit (loss) before tax	(946)	711	(654)	1,143
Income tax expense (benefit)	2,204	310	2,295	622
Net income (loss)	(3,150)	401	(2,949)	521
Net income (loss) attributable to noncontrolling interests	40	40	63	40
Net income (loss) attributable to Deutsche Bank shareholders and additional equity components	(3,190)	361	(3,012)	481

1Interest and similar income include € 4.6 billion for the three months ended June 30, 2019 and € 4.2 billion for the three months ended June 30, 2018 and € 9.2 billion for the six months ended June 30, 2019 and € 8.2 billion for the six months ended June 30, 2018 were calculated based on the effective interest method.

Earnings per common share

	Three months ended		Six months ended
	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Earnings per common share:1,2
Basic	€ (1.66)	€ 0.03	€ (1.59)	€ 0.09
Diluted	€ (1.66)	€ 0.03	€ (1.59)	€ 0.09
Number of shares in million:
Denominator for basic earnings per share – weighted-average shares outstanding	2,114.0	2,104.0	2,105.5	2,100.0
Denominator for diluted earnings per share – adjusted weighted-average shares after assumed conversions	2,114.0	2,155.3	2,105.5	2,153.2

1Earnings were adjusted by € 330 million before tax and € 292 million net of tax for the coupons paid on Additional Tier 1 Notes in April 2019 and April 2018, respectively. In 2019 the tax impact is recognized in net income (loss) directly. The coupons paid on Additional Tier 1 Notes are not attributable to Deutsche Bank shareholders and therefore need to be deducted in the calculation in accordance with IAS 33.

2Due to the net loss situation for the three and six months ended June 30, 2019 potentially dilutive shares are generally not considered for the EPS calculation, because to do so would decrease the net loss per share. Under a net income situation however, the number of adjusted weighted average shares after assumed conversion would have been increased by 49 million shares and 51.5 million shares for the three and six months ended June 30, 2019, respectively.

Consolidated Statement of Comprehensive Income

	Three months ended		Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Net income (loss) recognized in the income statement	(3,150)	401	(2,949)	521
Other comprehensive income
Items that will not be reclassified to profit or loss
Remeasurement gains (losses) related to defined benefit plans, before tax	(314)	(45)	(568)	(208)
Net fair value gains (losses) attributable to credit risk related to financial liabilities designated as at fair value through profit or loss, before tax	(15)	146	(11)	195
Total of income tax related to items that will not be reclassified to profit or loss	100	(22)	181	26
Items that are or may be reclassified to profit or loss
Financial assets at fair value through other comprehensive income
Unrealized net gains (losses) arising during the period, before tax	214	(52)	440	(205)
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	(24)	(125)	(70)	(279)
Derivatives hedging variability of cash flows
Unrealized net gains (losses) arising during the period, before tax	8	5	10	(2)
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	1	0	(1)	0
Assets classified as held for sale
Unrealized net gains (losses) arising during the period, before tax	0	2	0	2
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	0	(2)	0	(2)
Foreign currency translation
Unrealized net gains (losses) arising during the period, before tax	(483)	785	(92)	375
Realized net (gains) losses arising during the period (reclassified to profit or loss), before tax	0	(1)	0	(1)
Equity Method Investments
Net gains (losses) arising during the period	(21)	(7)	(25)	(8)
Total of income tax related to items that are or may be reclassified to profit or loss	20	110	15	173
Other comprehensive income (loss), net of tax	(514)	794	(121)	64
Total comprehensive income (loss), net of tax	(3,664)	1,196	(3,070)	586
Attributable to:
Noncontrolling interests	13	79	59	71
Deutsche Bank shareholders and additional equity components	(3,677)	1,117	(3,128)	515

Consolidated Balance Sheet (unaudited)

Assets

in € m.	Jun 30, 2019	Dec 31, 2018
Cash and central bank balances	160,982	188,731
Interbank balances (w/o central banks)	10,144	8,881
Central bank funds sold and securities purchased under resale agreements	9,126	8,222
Securities borrowed	647	3,396
Financial assets at fair value through profit or loss
Trading assets	162,608	152,738
Positive market values from derivative financial instruments	366,007	320,058
Non-trading financial assets mandatory at fair value through profit and loss	101,370	100,444
Financial assets designated at fair value through profit or loss	35	104
Total financial assets at fair value through profit or loss	630,020	573,344
Financial assets at fair value through other comprehensive income	49,959	51,182
Equity method investments	919	879
Loans at amortized cost	414,889	400,297
Property and equipment	5,334	2,421
Goodwill and other intangible assets	7,708	9,141
Other assets	138,676	93,444
Assets for current tax	2,139	970
Deferred tax assets	5,553	7,230
Total assets	1,436,096	1,348,137

Liabilities and Equity

in € m.	Jun 30, 2019	Dec 31, 2018
Deposits	576,506	564,405
Central bank funds purchased and securities sold under repurchase agreements	7,532	4,867
Securities loaned	2,992	3,359
Financial liabilities at fair value through profit or loss
Trading liabilities	58,394	59,924
Negative market values from derivative financial instruments	347,048	301,487
Financial liabilities designated at fair value through profit or loss	51,818	53,757
Investment contract liabilities	557	512
Total financial liabilities at fair value through profit or loss	457,816	415,680
Other short-term borrowings	12,418	14,158
Other liabilities	157,946	117,513
Provisions	2,511	2,711
Liabilities for current tax	1,818	944
Deferred tax liabilities	678	512
Long-term debt	147,629	152,083
Trust preferred securities	3,269	3,168
Obligation to purchase common shares	0	0
Total liabilities	1,371,114	1,279,400
Common shares, no par value, nominal value of € 2.56	5,291	5,291
Additional paid-in capital	40,318	40,252
Retained earnings	12,624	16,714
Common shares in treasury, at cost	(12)	(15)
Equity classified as obligation to purchase common shares	0	0
Accumulated other comprehensive income (loss), net of tax	521	253
Total shareholders’ equity	58,742	62,495
Additional equity components	4,675	4,675
Noncontrolling interests	1,565	1,568
Total equity	64,982	68,737
Total liabilities and equity	1,436,096	1,348,137

Consolidated Statement of Changes in Equity (unaudited)

in € m.	Common shares (no par value)	Additional paid-in capital	Retained earnings	Common shares in treasury, at cost
Balance as of December 31, 2017 (IAS 39)	5,291	39,918	17,454	(9)
IFRS 9 Introduction Impact	0	(2)	(301)	0
Balance as of January 1, 2018 (IFRS 9)	5,291	39,916	17,153	(9)
Total comprehensive income (loss), net of tax1	0	0	481	0
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0
Common shares issued	0	0	0	0
Cash dividends paid	0	0	(227)	0
Coupon on additional equity components, net of tax	0	0	(292)	0
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	(129)	0
Net change in share awards in the reporting period	0	52	0	0
Treasury shares distributed under share-based compensation plans	0	0	0	101
Tax benefits related to share-based compensation plans	0	(5)	0	0
Option premiums and other effects from options on common shares	0	0	0	0
Purchases of treasury shares	0	0	0	(3,006)
Sale of treasury shares	0	0	0	2,839
Net gains (losses) on treasury shares sold	0	3	0	0
Other	0	175 [2]	0	0
Balance as of June 30, 2018	5,291	40,141	16,985	(75)

Balance as of December 31, 2018	5,291	40,252	16,714	(15)
Total comprehensive income (loss), net of tax1	0	0	(3,012)	0
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0
Common shares issued	0	0	0	0
Cash dividends paid	0	0	(227)	0
Coupon on additional equity components, before tax	0	0	(330) [3]	0
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	(385)	0
Net change in share awards in the reporting period	0	(23)	0	0
Treasury shares distributed under share-based compensation plans	0	0	0	121
Tax benefits related to share-based compensation plans	0	0	0	0
Option premiums and other effects from options on common shares	0	0	0	0
Purchases of treasury shares	0	0	0	(934)
Sale of treasury shares	0	0	0	816
Net gains (losses) on treasury shares sold	0	2	0	0
Other	0	88	(136) [4]	0
Balance as of June 30, 2019	5,291	40,318	12,624	(12)

1Excluding remeasurement gains (losses) related to defined benefit plans, net of tax.

2 Includes impact from initial public offering DWS Group GmbH & Co. KGaA.

3 In 2019 tax impact is recognized in net income (loss) directly.

4 IFRS 16 introduction impact

	Unrealized net gains (losses)
in € m.	On financial assets available for sale, net of tax2	On financial assets at fair value through other compre- hensive income, net of tax2	Attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax2	On derivatives hedging variability of cash flows, net of tax2	On assets classified as held for sale, net of tax2	Foreign currency translation, net of tax2	Unrealized net gains (losses) from equity method investments	Accumula- ted other comprehen- sive income, net of tax1
Balance as of December 31, 2017 (IAS 39)	689	0	0	18	0	(227)	40	520
IFRS 9 Introduction Impact	(689)	394	(16)	0	0	(45)	(12)	(368)
Balance as of January 1, 2018 (IFRS 9)	0	394	(16)	18	0	(272)	28	152
Total comprehensive income (loss), net of tax1	0	(338)	151	(2)	0	364	(12)	163
Common shares issued	0	0	0	0	0	0	0	0
Cash dividends paid	0	0	0	0	0	0	0	0
Coupon on additional equity components, net of tax	0	0	0	0	0	0	0	0
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	0	0	0	0	0	0
Net change in share awards in the reporting period	0	0	0	0	0	0	0	0
Treasury shares distributed under share-based compensation plans	0	0	0	0	0	0	0	0
Tax benefits related to share-based compensation plans	0	0	0	0	0	0	0	0
Option premiums and other effects from options on common shares	0	0	0	0	0	0	0	0
Purchases of treasury shares	0	0	0	0	0	0	0	0
Sale of treasury shares	0	0	0	0	0	0	0	0
Net gains (losses) on treasury shares sold	0	0	0	0	0	0	0	0
Other	0	0	0	0	0	0	0	0
Balance as of June 30, 2018	0	56	135	16	0	92	16	315

Balance as of December 31, 2018	0	(34)	28	17	0	228	15	253
Total comprehensive income (loss), net of tax1	0	313	(8)	6	0	(24)	(18)	269
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0	0	0	0	0
Common shares issued	0	0	0	0	0	0	0	0
Cash dividends paid	0	0	0	0	0	0	0	0
Coupon on additional equity components, before tax	0	0	0	0	0	0	0	0
Remeasurement gains (losses) related to defined benefit plans, net of tax	0	0	0	0	0	0	0	0
Net change in share awards in the reporting period	0	0	0	0	0	0	0	0
Treasury shares distributed under share-based compensation plans	0	0	0	0	0	0	0	0
Tax benefits related to share-based compensation plans	0	0	0	0	0	0	0	0
Option premiums and other effects from options on common shares	0	0	0	0	0	0	0	0
Purchases of treasury shares	0	0	0	0	0	0	0	0
Sale of treasury shares	0	0	0	0	0	0	0	0
Net gains (losses) on treasury shares sold	0	0	0	0	0	0	0	0
Other	0	0	0	0	0	0	0	0
Balance as of June 30, 2019	0	279	19	23	0	204	(4)	521

1 Excluding remeasurement gains (losses) related to defined benefit plans, net of tax.

2Excluding unrealized net gains (losses) from equity method investments.

in € m.	Total shareholders’ equity	Additional equity components2	Noncontrolling interests	Total equity
Balance as of December 31, 2017 (IAS 39)	63,174	4,675	250	68,099
IFRS 9 Introduction Impact	(671)	0	(1)	(672)
Balance as of January 1, 2018 (IFRS 9)	62,503	4,675	249	67,427
Total comprehensive income (loss), net of tax1	644	0	77	721
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0
Common shares issued	0	0	0	0
Cash dividends paid	(227)	0	0	(227)
Coupon on additional equity components, net of tax	(292)	0	0	(292)
Remeasurement gains (losses) related to defined benefit plans, net of tax	(129)	0	(9)	(139)
Net change in share awards in the reporting period	52	0	20	72
Treasury shares distributed under share-based compensation plans	101	0	0	101
Tax benefits related to share-based compensation plans	(5)	0	1	(5)
Option premiums and other effects from options on common shares	0	0	0	0
Purchases of treasury shares	(3,006)	0	0	(3,006)
Sale of treasury shares	2,839	0	0	2,839
Net gains (losses) on treasury shares sold	3	0	0	3
Other	175	0	1,192 [3]	1,368
Balance as of June 30, 2018	62,656	4,675	1,529	68,861

Balance as of December 31, 2018	62,495	4,675	1,568	68,737
Total comprehensive income (loss), net of tax1	(2,744)	0	63	(2,681)
Gains (losses) attributable to equity instruments designated as at fair value through other comprehensive income, net of tax	0	0	0	0
Gains (losses) upon early extinguishment attributable to change in own credit risk of financial liabilities designated as at fair value through profit and loss, net of tax	0	0	0	0
Common shares issued	0	0	0	0
Cash dividends paid	(227)	0	(56)	(283)
Coupon on additional equity components, before tax	(330)	0	0	(330)
Remeasurement gains (losses) related to defined benefit plans, net of tax	(385)	0	(4)	(389)
Net change in share awards in the reporting period	(23)	0	(1)	(25)
Treasury shares distributed under share-based compensation plans	121	0	0	121
Tax benefits related to share-based compensation plans	0	0	0	0
Option premiums and other effects from options on common shares	0	0	0	0
Purchases of treasury shares	(934)	0	0	(934)
Sale of treasury shares	816	0	0	816
Net gains (losses) on treasury shares sold	2	0	0	2
Other	(48)	0	(5)	(53)
Balance as of June 30, 2019	58,742	4,675	1,565	64,982

1 Excluding remeasurement gains (losses) related to defined benefit plans, net of tax.

2 Includes Additional Tier 1 Notes, which constitute unsecured and subordinated notes of Deutsche Bank and are classified as equity in accordance with IFRS.

3 Includes impact from initial public offering DWS Group GmbH & Co. KGaA.

Consolidated Statement of Cash Flows (unaudited)

	Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018
Net income (loss)	(2,949)	521
Cash flows from operating activities:
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for credit losses	301	183
Restructuring activities	33	181
Gain on sale of financial assets at fair value through other comprehensive income, equity method investments and other	(78)	(543)
Deferred income taxes, net	2,015	335
Impairment, depreciation and other amortization, and accretion	2,446	1,170
Share of net income (loss) from equity method investments	(74)	(86)
Income (loss) adjusted for noncash charges, credits and other items	1,694	1,761
Adjustments for net change in operating assets and liabilities:
Interest-earning time deposits with central banks and banks	(949)	(11,773)
Central bank funds sold, securities purchased under resale agreements, securities borrowed	1,873	18,008
Non-Trading financial assets mandatory at fair value through profit and loss	(380)	(92,687)
Financial assets designated at fair value through profit or loss	72	90,604
Loans at amortized cost	(13,258)	8,392
Other assets	(56,909)	(33,387)
Deposits	11,502	(20,493)
Financial liabilities designated at fair value through profit or loss and investment contract liabilities1	(2,184)	(23,867)
Central bank funds purchased, securities sold under repurchase agreements and securities loaned	2,285	(3,972)
Other short-term borrowings	(1,749)	(716)
Other liabilities	37,805	18,856
Senior long-term debt2	(4,907)	(1,412)
Trading assets and liabilities, positive and negative market values from derivative financial instruments, net	(11,380)	17,327
Other, net	16,220	(1,289)
Net cash provided by (used in) operating activities	(20,260)	(34,648)
Cash flows from investing activities:
Proceeds from:
Sale of financial assets at fair value through other comprehensive income	10,378	13,277
Maturities of financial assets at fair value through other comprehensive income	18,503	13,513
Sale of debt securities held to collect at amortized cost	21	95
Maturities of debt securities held to collect at amortized cost	605	658
Sale of equity method investments	5	29
Sale of property and equipment	11	289
Purchase of:
Financial assets at fair value through other comprehensive income	(26,520)	(17,114)
Debt Securities held to collect at amortized cost	(11,550)	(126)
Equity method investments	(5)	0
Property and equipment	(313)	(196)
Net cash received in (paid for) business combinations/divestitures	1,622	101
Other, net	(541)	(590)
Net cash provided by (used in) investing activities	(7,784)	9,936
Cash flows from financing activities:
Issuances of subordinated long-term debt	193	47
Repayments and extinguishments of subordinated long-term debt	(84)3	(802)
Issuances of trust preferred securities	04	1
Repayments and extinguishments of trust preferred securities	04	(2,723)
Payment of lease liabilities	387	N/A
Common shares issued	0	0
Purchases of treasury shares	(934)	(3,006)
Sale of treasury shares	822	2,838
Additional Equity Components (AT1) issued	0	0
Purchases of Additional Equity Components (AT1)	(61)	(191)
Sale of Additional Equity Components (AT1)	63	200
Coupon on additional equity components, pre tax	(330)	(315)
Dividends paid to noncontrolling interests	(56)	0
Net change in noncontrolling interests	(5)	1,204
Cash dividends paid to Deutsche Bank shareholders	(227)	(227)
Other, net	0	52
Net cash provided by (used in) financing activities	(406)	(2,922)
Net effect of exchange rate changes on cash and cash equivalents	793	(63)
Net increase (decrease) in cash and cash equivalents	(27,657)	(27,697)
Cash and cash equivalents at beginning of period	180,822	229,025
Cash and cash equivalents at end of period	153,165	201,326
Net cash provided by (used in) operating activities including
Income taxes paid (received), net	521	298
Interest paid	6,505	6,911
Interest received	11,913	10,989
Dividends received	1,063	1,702
Cash and cash equivalents comprise
Cash and central bank balances (not included Interest-earning time deposits with central banks)	145,703	193,420
Interbank balances (w/o central banks) (not included: time deposits of € 18.0 billion as of June 30, 2019, and € 17.6 billion as of June 30, 2018)	7,462	7,906
Total	153,165	201,326

1Included are senior long-term debt issuances of € 2.0 billion and € 3.5 billion and repayments and extinguishments of € 2.3 billion and € 3.3 billion through June 30, 2019 and June 30, 2018, respectively.

2Included are issuances of € 15.4 billion and € 17.3 billion and repayments and extinguishments of € 23.3 billion and € 17.7 billion through June 30, 2019 and June 30, 2018, respectively.

3Non-cash changes for Subordinated Long-Term Debt are € 227 million in total and mainly driven by Fair Value changes of € 224 million and Foreign Exchange movements of € 18 million.

4Non-cash changes for Trust Preferred Securities are € 100 million in total and mainly driven by Fair Value changes of € 76 million and Foreign Exchange movements of € 9 million.

Basis of preparation/impact of changes in accounting principles (unaudited)

The accompanying condensed consolidated interim financial statements, which include Deutsche Bank AG and its subsidiaries (collectively the “Group”, “Deutsche Bank” or “DB”), are stated in euros, the presentation currency of the Group. They are presented in accordance with the requirements of IAS 34, “Interim Financial Reporting”, and have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and endorsed by the European Union (“EU”). The Group’s application of IFRS results in no differences between IFRS as issued by the IASB and IFRS as endorsed by the EU.

Deutsche Bank’s condensed consolidated interim financial statements are unaudited and include supplementary disclosures on segment information, income statement, balance sheet and other financial information. They should be read in conjunction with the audited consolidated financial statements of Deutsche Bank for 2018, for which the same accounting policies and critical accounting estimates have been applied with the exception of the newly adopted accounting pronouncements outlined in section “Recently adopted accounting pronouncements”.

The preparation of financial statements under IFRS requires management to make estimates and assumptions for certain categories of assets and liabilities.

These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet date, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from management’s estimates and the results reported should not be regarded as necessarily indicative of results that may be expected for the entire year.

Recently adopted accounting pronouncements

The following are those accounting pronouncements which are relevant to the Group and which have been applied in the first half of 2019.

IFRS 16 Leases

On January 1, 2019, the Group adopted IFRS 16, “Leases”, which introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying leased asset and a lease liability representing its obligation to make lease payments. There will be only minor changes to the current accounting for lessors. The standard also requires entities to provide users of financial statements with more informative and relevant disclosures. IFRS 16 was effective for the 2019 annual period. The regulations have been adopted into European law by the EU.

The Group implemented IFRS 16 through a Group-wide implementation program. The majority of leases are for land and buildings; other categories are company cars and technical/IT equipment.

The Group applied the practical expedient in IFRS 16 to contracts that were identified as leases applying IAS 17, “Leases”, and IFRIC 4, “Determining whether an Arrangement contains a Lease”, on transition.

The Group elected to apply the modified retrospective transition approach, without restatement of comparative figures. Under the modified retrospective approach, the Group was able to choose on a lease by lease basis to either (i) measure the right-of-use asset at the same amount as the lease liability, or (ii) to measure the right-of-use asset retrospectively using the transition discount rate. For approach (ii), the resulting difference between the right-of-use asset and the lease liability was recognized as an adjustment to the opening balance of retained earnings on transition.

On initial application the Group applied approach (i) to leases classified as operating leases under IAS 17 except for larger property leases where the Group elected to apply approach (ii) which resulted in an adjustment to total equity on transition of € 137 million, net of tax.

In addition, provisions previously recognized for onerous operating leases as well as accrued operating liabilities were derecognized upon transition, and the value of the right-of-use assets was reduced by that same amount.

The impact upon adoption resulted in an € 3.2 billion and € 3.6 billion increase in the balance sheet related to the recognition of right of use assets and corresponding liabilities, respectively. This led to an overall reduction in retained earnings of € 136 million, net of tax.

in € m.
Operating lease commitments as of December 31, 2018	6,264
Recognition exemptions adopted for short-term leases and leases of low-value assets	(35)
Adjustments as a result of a different treatment of extension and termination options	376
Operating lease commitments regarding contracts not yet commenced	(2,819)
Other1	97
Undiscounted lease liabilities as of January 1, 2019	3,884
Discounting (weighted average incremental borrowing rate of 2.18%)	(310)
Lease liabilities due to initial application of IFRS 16, recognized as of January 1, 2019	3,575
Lease liabilities from finance leases as of January 1, 2019	27
Total lease liabilities recognized at January 1, 2019	3,601

1 Mainly de-scoped or terminated leases, operating expenses, utility costs, VAT, sale-and-leaseback transactions.

Improvements to IFRS 2015-2017 cycles

On January 1, 2019, the Group adopted the IASB issued amendments to multiple IFRS standards, which resulted from the IASB’s annual improvement project for the 2015-2017 cycles. This comprises amendments that result in accounting changes for presentation, recognition or measurement purposes as well as terminology or editorial amendments related to IFRS 3 “Business combinations”, IAS 12 “Income taxes” and “IAS 23 Borrowing costs”. The amendments did not have a material impact on the Group’s consolidated financial statements.

New accounting pronouncements

The following accounting pronouncements were not effective as of June 30, 2019 and therefore have not been applied in the first half of 2019.

IFRS 3 Business combinations

In October 2018, the IASB issued amendments to IFRS 3 “Business combinations”. These amendments clarify the determination of whether an acquisition made is of a business or a group of assets. The amended definition of a business emphasizes that the output of a business is to provide goods and services to customers, whereas the previous definition focused on returns in the form of dividends, lower costs or other economic benefits to investors and others. Distinguishing between a business and a group of assets is important because an acquirer recognizes goodwill only when acquiring a business. The amendments will be effective for annual periods beginning on or after January 1, 2020 with early adoption permitted. The amendments will not have a material impact on the Group’s consolidated financial statements. These amendments have yet to be endorsed by the EU.

IFRS 17 Insurance contracts

In May 2017, the IASB issued IFRS 17, “Insurance contracts”, which establishes the principles for the recognition, measurement, presentation and disclosure of insurance contracts within the scope of the standard. IFRS 17 replaces IFRS 4 which has given companies dispensation to carry on accounting for insurance contracts using national accounting standards, resulting in a multitude of different approaches. IFRS 17 solves the comparison problems created by IFRS 4 by requiring all insurance contracts to be accounted for in a consistent manner, benefiting both investors and insurance companies. Insurance obligations will be accounted for using current values – instead of historical cost. The information will be updated regularly, providing more useful information to users of financial statements. IFRS 17 is effective for annual periods beginning on or after January 1, 2021. Based on the Group’s current business activities it is expected that IFRS 17 will not have a material impact on the Group’s consolidated financial statements. The standard has yet to be endorsed by the EU.

Impact of Deutsche Bank’s transformation (unaudited)

On July 7, 2019, Deutsche Bank announced a number of transformational measures relating to the Group’s businesses and its organization. The immediate and secondary impacts that these measures had to the Group’s operating results, financial position and capital in the second quarter 2019 are disclosed below.

Impairment of goodwill

The Group is assessing each quarter-end whether there is any indication that goodwill allocated to its cash-generating units (CGU) may be impaired in which event it would be required to estimate the recoverable amount of the respective CGU. Triggered by the impact of a lowered outlook on business plans driven both by adjustments to macro-economic factors as well as by the impact of strategic decisions in preparation of the above transformation announcement, the Group reviewed its CGUs. This review resulted in a short-fall of the recoverable amounts against the respective CGUs carrying amounts for the CGUs Wealth Management (WM) within the Private & Commercial Bank (PCB) corporate division and Global Transaction Banking & Corporate Finance (GTB & CF) within the Corporate & Investment Bank corporate division.

With a recoverable amount of approximately € 1.9 billion for WM, goodwill in WM (€ 545 million) was impaired and had to be fully written-off, mainly as a result of worsening macro-economic assumptions, including interest rate curves, as well as industry-specific market growth corrections for the WM business globally. For GTB & CF, the recoverable amount of approximately € 10.2 billion led to the full impairment of allocated goodwill (€ 491 million). This was mainly driven by adverse industry trends in Corporate Finance as well as by adjustments to macro-economic assumptions, including interest rate curves. The impairment charges in WM and GTB & CF were recorded in impairment of goodwill and other intangible assets of the respective PCB and CIB segment results in the second quarter 2019.

The discount rates applied in the estimation of the recoverable amounts were as follows:

	Discount rate (post-tax)
	2019	2018
Global Transaction Banking & Corporate Finance	8.6%	8.8%
Wealth Management	8.4%	9.0%

Impairment of software

In line with the transformation announcement, the Group also reviewed current platform software and software under construction assigned to businesses subject to the transformation strategy. Accordingly, the reassessment of the respective recoverable amounts led to an impairment of self-developed software of € 328 million, thereof € 296 million in CIB, € 12 million in PCB and € 20 million in Infrastructure. The impairment write-down is included within general and administrative expenses of the second quarter 2019.

Service contracts

Expected changes to the scope of existing service contracts with external vendors resulted in provisions being established with a charge to expenses to the amount of € 23 million in the second quarter of 2019.

Deferred tax asset valuation adjustments

Each quarter, the Group re-evaluates its estimate related to deferred tax assets, including its assumptions about future profitability. In updating the strategic plan in connection with the transformation the Group adjusted the value of deferred tax assets in affected jurisdictions. This resulted in total valuation adjustments of € 2.0 billion in the second quarter of 2019 that primarily relate to the U.S. and the UK.

Changes in regulatory capital

The impacts detailed above resulted in the movements to our regulatory capital that are set forth in the table below. The “pro-forma” column presents these numbers and ratios without the transformational impact.

Capital measure (in € bn, unless stated otherwise)	Jun 30,2019 (reported)	Jun 30,2019 (pro-forma)
Common Equity Tier 1 capital	46.5	46.8
Risk-Weighted Assets	346.9	347.9
Common Equity Tier 1 Ratio	13.4%	13.4%

Segment results (unaudited)

	Three months ended Jun 30, 2019
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	2,942	2,486	593	182	6,203
Provision for credit losses	72	87	0	2	161
Noninterest expenses:
Compensation and benefits	890	973	228	723	2,813
General and administrative expenses	2,343	1,136	217	(606)	3,089
Impairment of goodwill and other intangible assets	491	545	0	0	1,035
Restructuring activities	36	(13)	27	0	50
Total noninterest expenses	3,759	2,640	471	117	6,987
Noncontrolling interests	18	(0)	33	(51)	0
Profit (loss) before tax	(907)	(241)	89	113	(946)

N/M – Not meaningful

	Three months ended Jun 30, 2018
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,578	2,542	561	(91)	6,590
Provision for credit losses	11	86	(1)	(2)	95
Noninterest expenses:
Compensation and benefits	1,054	1,003	194	800	3,050
General and administrative expenses	1,858	1,181	240	(727)	2,552
Impairment of goodwill and other intangible assets	0	0	0	0	0
Restructuring activities	160	11	7	5	182
Total noninterest expenses	3,071	2,194	441	77	5,784
Noncontrolling interests	21	0	26	(48)	0
Profit (loss) before tax	475	262	93	(119)	711

N/M – Not meaningful

	Six months ended Jun 30, 2019
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	6,270	4,999	1,118	166	12,554
Provision for credit losses	95	204	0	2	301
Noninterest expenses:
Compensation and benefits	1,852	1,946	427	1,453	5,679
General and administrative expenses	4,766	2,297	413	(1,316)	6,159
Impairment of goodwill and other intangible assets	491	545	0	0	1,035
Restructuring activities	43	(39)	29	0	33
Total noninterest expenses	7,151	4,749	869	137	12,906
Noncontrolling interests	19	(0)	64	(82)	0
Profit (loss) before tax	(995)	46	185	109	(654)

N/M – Not meaningful

	Six months ended Jun 30, 2018
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	7,424	5,182	1,106	(144)	13,567
Provision for credit losses	8	174	(0)	0	183
Noninterest expenses:
Compensation and benefits	2,114	1,982	389	1,566	6,052
General and administrative expenses	4,426	2,445	516	(1,379)	6,008
Impairment of goodwill and other intangible assets	0	0	0	0	0
Restructuring activities	174	(7)	9	5	181
Total noninterest expenses	6,714	4,421	914	192	12,241
Noncontrolling interests	24	0	26	(51)	0
Profit (loss) before tax	678	586	165	(286)	1,143

N/M – Not meaningful

Corporate & Investment Bank (CIB)

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Global Transaction Banking	949	1,008	(59)	(6)	1,924	1,926	(2)	(0)
Equity Origination	75	108	(32)	(30)	118	183	(65)	(35)
Debt Origination	241	316	(75)	(24)	530	633	(102)	(16)
Advisory	91	153	(62)	(41)	212	241	(28)	(12)
Origination and Advisory	407	577	(170)	(30)	861	1,057	(195)	(18)
Sales & Trading (Equity)	369	540	(172)	(32)	837	1,111	(275)	(25)
Sales & Trading (FIC)	1,320	1,372	(52)	(4)	2,836	3,255	(419)	(13)
Sales & Trading	1,689	1,912	(224)	(12)	3,672	4,366	(694)	(16)
Other	(103)	81	(183)	N/M	(187)	75	(262)	N/M
Total net revenues	2,942	3,578	(636)	(18)	6,270	7,424	(1,153)	(16)
Provision for credit losses	72	11	61	N/M	95	8	87	N/M
Noninterest expenses:
Compensation and benefits	890	1,054	(164)	(16)	1,852	2,114	(263)	(12)
General and administrative expenses	2,343	1,858	485	26	4,766	4,426	340	8
Impairment of goodwill and other intangible assets	491	0	491	N/M	491	0	491	N/M
Restructuring activities	36	160	(124)	(78)	43	174	(131)	(75)
Total noninterest expenses	3,759	3,071	688	22	7,151	6,714	438	7
Noncontrolling interests	18	21	(3)	(16)	19	24	(5)	(22)
Profit (loss) before tax	(907)	475	(1,381)	N/M	(995)	678	(1,672)	N/M

Total Assets (in € bn, as of quarter-end)	1,077	1,077	(0)	(0)	1,077	1,077	(0)	(0)
Loans (gross of allowance for loan losses, in € bn, as of quarter-end)	143	128	15	12	143	128	15	12
Employees (full-time equivalent, as of quarter-end)	17,238	17,052	185	1	17,238	17,052	185	1

N/M – Not meaningful

Private & Commercial Bank (PCB)

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Private and Commercial Business (Germany)	1,670	1,635	36	2	3,377	3,471	(94)	(3)
Private and Commercial Business (International)1	366	376	(10)	(3)	725	750	(25)	(3)
Wealth Management (Global)	429	470	(41)	(9)	856	896	(40)	(4)
Exited businesses2	21	62	(41)	(67)	41	65	(24)	(37)
Total net revenues	2,486	2,542	(57)	(2)	4,999	5,182	(183)	(4)
Of which:
Net interest income	1,510	1,516	(6)	(0)	2,988	3,001	(13)	(0)
Commissions and fee income	775	793	(19)	(2)	1,595	1,661	(66)	(4)
Remaining income	201	233	(32)	(14)	416	520	(104)	(20)
Provision for credit losses	87	86	1	1	204	174	29	17
Noninterest expenses:
Compensation and benefits	973	1,003	(30)	(3)	1,946	1,982	(36)	(2)
General and administrative expenses	1,136	1,181	(46)	(4)	2,297	2,445	(149)	(6)
Impairment of goodwill and other intangible assets	545	0	545	N/M	545	0	545	N/M
Restructuring activities	(13)	11	(23)	N/M	(39)	(7)	(32)	N/M
Total noninterest expenses	2,640	2,194	446	20	4,749	4,421	328	7
Noncontrolling interests	(0)	0	(0)	N/M	(0)	0	(0)	N/M
Profit (loss) before tax	(241)	262	(503)	N/M	46	586	(540)	(92)

Total Assets (in € bn, as of quarter-end)	345	338	7	2	345	338	7	2
Loans (gross of allowance for loan losses, in € bn, as of quarter-end)	272	268	5	2	272	268	5	2
Assets under Management (in € bn, as of quarter-end)	505	503	2	0	505	503	2	0
Employees (full-time equivalent, as of quarter-end)	40,932	43,614	(2,682)	(6)	40,932	43,614	(2,682)	(6)

N/M – Not meaningful

1Covers operations in Belgium, India, Italy and Spain.

2Covers operations in Poland and Portugal as well as Private Client Services (PCS) and Hua Xia in historical periods.

Asset Management (AM)

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues:
Management Fees	539	530	9	2	1,048	1,062	(14)	(1)
Performance and transaction fees	66	29	36	124	77	47	29	62
Other revenues	(11)	1	(12)	N/M	(7)	(3)	(3)	100
Total net revenues	593	561	33	6	1,118	1,106	13	1
Provision for credit losses	0	(1)	1	N/M	0	(0)	0	N/M
Total noninterest expenses:
Compensation and benefits	228	194	33	17	427	389	39	10
General and administrative expenses	217	240	(23)	(10)	413	516	(103)	(20)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	27	7	20	N/M	29	9	19	N/M
Total noninterest expenses	471	441	30	7	869	914	(45)	(5)
Noncontrolling interests	33	26	6	25	64	26	37	141
Profit (loss) before tax	89	93	(4)	(5)	185	165	20	12

Total Assets (in € bn, as of quarter-end)	10	10	(0)	(2)	10	10	(0)	(2)
Assets under Management (in € bn, as of quarter-end)	721	692	29	4	721	692	29	4
Employees (full-time equivalent, as of quarter-end)	3,998	4,027	(29)	(1)	3,998	4,027	(29)	(1)

N/M – Not meaningful

Corporate & Other (C&O)

	Three months ended				Six months ended
in € m. (unless stated otherwise)	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %	Jun 30, 2019	Jun 30, 2018	Absolute Change	Change in %
Net revenues	182	(91)	273	N/M	166	(144)	311	N/M
Provision for credit losses	2	(2)	4	N/M	2	0	2	N/M
Noninterest expenses:
Compensation and benefits	723	800	(77)	(10)	1,453	1,566	(113)	(7)
General and administrative expenses	(606)	(727)	121	(17)	(1,316)	(1,379)	63	(5)
Impairment of goodwill and other intangible assets	0	0	0	N/M	0	0	0	N/M
Restructuring activities	0	5	(5)	N/M	0	5	(5)	N/M
Total noninterest expenses	117	77	40	52	137	192	(54)	(28)
Noncontrolling interests	(51)	(48)	(3)	6	(82)	(51)	(32)	62
Profit (loss) before tax	113	(119)	232	N/M	109	(286)	395	N/M

N/M – Not meaningful

Information on the Consolidated Income Statement (unaudited)

Net Interest Income and Net Gains (Losses) on Financial Assets/Liabilities at Fair Value through Profit or Loss

	Three months ended		Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Net interest income1	3,630	3,465	6,933	6,415
Trading income2	148	(175)	985	867
Net gains (losses) on non-trading financial assets mandatory at fair value through profit or loss	189	46	319	24
Net gains (losses) on financial assets/liabilities designated at fair value through profit or loss	(124)	275	(322)	405
Total net gains (losses) on financial assets/liabilities at fair value through profit or loss	213	147	982	1,296
Total net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss	3,844	3,612	7,916	7,712
Sales & Trading (Equity)	237	426	615	865
Sales & Trading (FIC)	1,375	1,254	3,039	2,949
Total Sales & Trading	1,613	1,680	3,654	3,814
Global Transaction Banking	481	443	975	906
Remaining Products	(210)	(14)	(381)	(165)
Corporate & Investment Bank	1,884	2,109	4,247	4,555
Private & Commercial Bank	1,561	1,573	3,098	3,103
Asset Management	(1)	18	39	(20)
Corporate & Other	400	(88)	532	74
Total net interest income and net gains (losses) on financial assets/liabilities at fair value through profit or loss	3,844	3,612	7,916	7,712

1Prior period comparatives have been restated. € 35 million and € 73 million were reclassified from Net interest income to Commission and fee Income for the three months and six months ended June 30, 2018, respectively.

2Trading income includes gains and losses from derivatives not qualifying for hedge accounting.

Net interest income for the three months ended June 30, 2019 and June 30, 2018 included € 23 million and € 23 million respectively and for six months ended June 30, 2019 and June 30, 2018 included € 46 million and € 46 million respectively, which were related to government grants under the Targeted Longer-Term Refinancing Operations II (TLTRO II)-program.

Commissions and Fee Income

Disaggregation of revenues by product type and business segment

	Three months ended Jun 30, 2019
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	68	62	6	0	136
Commissions for assets under management	5	72	824	1	903
Commissions for other securities	88	7	1	0	96
Underwriting and advisory fees	423	4	0	(1)	426
Brokerage fees	270	237	20	1	528
Commissions for local payments	101	261	(0)	0	362
Commissions for foreign commercial business	114	31	0	(0)	145
Commissions for foreign currency/exchange business	2	2	0	(0)	3
Commissions for loan processing and guarantees	158	73	0	1	232
Intermediary fees	1	125	0	2	128
Fees for sundry other customer services	146	52	30	0	228
Total fee and commissions income	1,375	927	881	4	3,188
Gross expense					(711)
Net fees and commissions					2,484

	Three months ended Jun 30, 2018
in € m. (unless stated otherwise)	Corporate & Investment Bank1	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	78	64	6	(0)	147
Commissions for assets under management	18	63	801	(0)	882
Commissions for other securities	75	7	1	0	83
Underwriting and advisory fees	504	6	0	(7)	503
Brokerage fees	305	215	26	0	546
Commissions for local payments	103	258	0	(0)	361
Commissions for foreign commercial business	120	36	0	(0)	156
Commissions for foreign currency/exchange business	2	2	0	0	4
Commissions for loan processing and guarantees	178	82	0	0	260
Intermediary fees	1	127	0	3	131
Fees for sundry other customer services	201	60	31	1	292
Total fee and commissions income	1,584	920	865	(4)	3,364
Gross expense					(730)
Net fees and commissions					2,634

1 Prior period comparatives have been restated. € 35 million for the three months ended June 30, 2018 were reclassified from Commission and Fee Income to Net interest income.

	Six months ended Jun 30, 2019
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	132	121	11	(0)	264
Commissions for assets under management	11	140	1,563	1	1,715
Commissions for other securities	158	15	1	0	173
Underwriting and advisory fees	836	9	0	(9)	836
Brokerage fees	527	493	33	2	1,055
Commissions for local payments	202	524	(0)	(0)	726
Commissions for foreign commercial business	231	63	0	(0)	293
Commissions for foreign currency/exchange business	3	4	0	(0)	7
Commissions for loan processing and guarantees	336	145	0	2	484
Intermediary fees	2	251	(0)	6	260
Fees for sundry other customer services	282	105	62	0	449
Total fee and commissions income	2,721	1,868	1,669	2	6,260
Gross expense					(1,407)
Net fees and commissions					4,865

	Six months ended Jun 30, 2018
in € m. (unless stated otherwise)	Corporate & Investment Bank1	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Major type of services:
Commissions for administration	150	131	12	(1)	292
Commissions for assets under management	32	130	1,617	(0)	1,778
Commissions for other securities	142	16	2	0	160
Underwriting and advisory fees	973	10	0	(21)	963
Brokerage fees	674	516	45	(0)	1,236
Commissions for local payments	209	512	(0)	(1)	721
Commissions for foreign commercial business	241	71	0	(0)	311
Commissions for foreign currency/exchange business	4	4	0	(0)	7
Commissions for loan processing and guarantees	352	161	0	1	513
Intermediary fees	5	250	0	7	261
Fees for sundry other customer services	380	119	56	1	556
Total fee and commissions income	3,163	1,918	1,731	(15)	6,797
Gross expense					(1,511)
Net fees and commissions					5,286

1 Prior period comparatives have been restated. € 73 million for the six months ended June 30, 2018 were reclassified from Commission and Fee Income to Net interest income.

As of June 30, 2019, the Group’s balance of receivables from commission and fee income was € 846 million. As of June 30, 2019, the Group’s balance of contract liabilities associated to commission and fee income was € 171 million. Contract liabilities arise from the Group’s obligation to provide future services to a customer for which it has received consideration from the customer prior to completion of the services. The balances of receivables and contract liabilities do not vary significantly from period to period reflecting the fact that they predominately relate to recurring service contracts with service periods of less than one year such as monthly current account services and quarterly asset management services. Customer payment in exchange for services provided are generally subject to performance by the Group over the specific service period such that the Group’s right to payment arises at the end of the service period when its performance obligations are fully completed. Therefore no material balance of contract asset is reported.

Restructuring

Restructuring forms part of the Group’s strategy implementation. We have defined measures that aim to strengthen the bank, position it for growth and simplify its organizational set-up. The measures also target to reduce adjusted costs through higher efficiency, by optimizing and streamlining processes, exiting certain businesses and by exploiting synergies.

Restructuring expense is comprised of termination benefits, additional expenses covering the acceleration of deferred compensation awards not yet amortized due to the discontinuation of employment and contract termination costs related to real estate.

Net restructuring expense by division

	Three months ended		Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Corporate & Investment Bank	36	165	43	178
Private & Commercial Bank	(13)	11	(39)	(7)
Asset Management	27	7	29	9
Total Net Restructuring Charges	50	182	33	181

Net restructuring expense by type

	Three months ended		Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018	Jun 30, 2019	Jun 30, 2018
Restructuring – Staff related	50	181	34	184
Of which:
Termination Payments	42	90	23	85
Retention Acceleration	8	86	11	94
Social Security	0	5	0	5
Restructuring – Non Staff related1	(0)	1	(1)	(3)
Total net restructuring Charges	50	182	33	181

1Contract costs, mainly related to real estate and technology.

Provisions for restructuring amounted to € 499 million and € 530 million as of June 30, 2019 and March 31, 2019, respectively. The majority of the current provisions for restructuring should be utilized in the next two years.

During the three months ended June 30, 2019, 302 full-time equivalent staff were reduced as part of our restructuring program. These reductions were identified within:

	Three months ended	Six months ended
	Jun 30, 2019	Jun 30, 2019
Corporate & Investment Bank	132	159
Private & Commercial Bank	23	140
Asset Management	49	60
Infrastructure	99	202
Total full-time equivalent staff	302	561

Effective Tax Rate

2019 to 2018 Three Months Comparison

Income tax expense in the current quarter was € 2.2 billion (second quarter of 2018: € 310 million) and was mainly impacted by changes in the recognition and measurement of deferred tax assets and non-deductible goodwill impairments. The prior year’s quarter effective tax rate of 44 % was mainly impacted by non-tax deductible expenses.

2019 to 2018 Six Months Comparison

Income tax expense in the first six months of 2019 was € 2.3 billion (first six months of 2018: € 622 million) and was mainly impacted by changes in the recognition and measurement of deferred tax assets and non-deductible goodwill impairments. The effective tax rate of 54 % for the comparative period in 2018 was mainly impacted by non-deductible expenses and tax effects related to share based payments.

Information on the Consolidated Balance Sheet (unaudited)

Financial Instruments carried at Fair Value

Fair Value Hierarchy

The financial instruments carried at fair value have been categorized under the three levels of the IFRS fair value hierarchy as follows:

Level 1 – Instruments valued using quoted prices in active markets are instruments where the fair value can be determined directly from prices which are quoted in active, liquid markets and where the instrument observed in the market is representative of that being priced in the Group’s inventory.

These include: government bonds, exchange-traded derivatives and equity securities traded on active, liquid exchanges.

Level 2 – Instruments valued with valuation techniques using observable market data are instruments where the fair value can be determined by reference to similar instruments trading in active markets, or where a technique is used to derive the valuation but where all inputs to that technique are observable.

These include: many OTC derivatives; many investment-grade listed credit bonds; some CDS; many collateralized debt obligations (CDO); and many less-liquid equities.

Level 3 – Instruments valued using valuation techniques using market data which is not directly observable are instruments where the fair value cannot be determined directly by reference to market-observable information, and some other pricing technique must be employed. Instruments classified in this category have an element which is unobservable and which has a significant impact on the fair value.

These include: more-complex OTC derivatives; distressed debt; highly-structured bonds; illiquid asset-backed securities (ABS); illiquid CDO’s (cash and synthetic); monoline exposures; some private equity placements; many commercial real estate (CRE) loans; illiquid loans; and some municipal bonds.

Carrying value of the financial instruments held at fair value1

	Jun 30, 2019			Dec 31, 2018
in € m.	Quoted prices in active market (Level 1)	Valuation technique observable parameters (Level 2)	Valuation technique unobservable parameters (Level 3)	Quoted prices in active market (Level 1)	Valuation technique observable parameters (Level 2)	Valuation technique unobservable parameters (Level 3)
Financial assets held at fair value:
Trading assets	86,868	66,376	9,365	75,415	67,560	9,763
Trading securities	86,715	59,856	4,002	75,210	61,424	4,086
Other trading assets	152	6,520	5,362	205	6,136	5,676
Positive market values from derivative financial instruments	8,001	349,052	8,955	10,140	301,609	8,309
Non-trading financial assets mandatory at fair value through profit or loss	4,235	92,034	5,101	8,288	86,090	6,066
Financial assets designated at fair value through profit or loss	0	0	35	104	0	0
Financial assets at fair value through other comprehensive income	33,912	15,603	444	32,517	18,397	268
Other financial assets at fair value	3	3,1662	254	42	2,7792	207
Total financial assets held at fair value	133,019	526,230	24,153	126,505	476,435	24,614

Financial liabilities held at fair value:
Trading liabilities	41,615	16,763	17	42,548	17,361	15
Trading securities	41,608	16,480	0	42,547	17,082	0
Other trading liabilities	7	283	16	1	279	15
Negative market values from derivative financial instruments	10,103	328,985	7,960	9,638	285,561	6,289
Financial liabilities designated at fair value through profit or loss	0	49,303	2,514	119	51,617	2,021
Investment contract liabilities	0	557	0	0	512	0
Other financial liabilities at fair value	469	2,2032	(378)3	201	2,6582	(611)3
Total financial liabilities held at fair value	52,186	397,812	10,113	52,505	357,709	7,714

1Amounts in this table are generally presented on a gross basis, in line with the Group’s accounting policy regarding offsetting of financial instruments, as described in Note 1 “Significant Accounting Policies and Critical Accounting Estimates” of the Annual Report 2018.

2Predominantly relates to derivatives qualifying for hedge accounting.

3 Relates to derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated. The separated embedded derivatives may have a positive or a negative fair value but have been presented in this table to be consistent with the classification of the host contract. The separated embedded derivatives are held at fair value on a recurring basis and have been split between the fair value hierarchy classifications.

During the second quarter of 2019, the Group implemented revisions to the fair value hierarchy classification framework applicable to financial instruments carried at fair value under IFRS 13. Under the revised framework, valuation inputs are considered observable where they are directly supported by current market transactions or quoted levels. The significance of unobservable market data inputs to the valuation of a trade is determined via sensitivity testing. Previously, the approach to assess observability included the use of consensus pricing data which was back-tested against market transactions, and the scope of sensitivity testing was less granular than that applied under the revised approach. The impact of these changes was the net movement of approximately €   1.2   billion of financial assets held at fair value into Level 2 from Level 3, and the net movement of approximately €   0.7   billion of financial liabilities held at fair value into Level 3 from Level 2.

Valuation Techniques

The following is an explanation of the valuation techniques used in establishing the fair value of the different types of financial instruments that the Group trades.

Sovereign, Quasi-sovereign and Corporate Debt and Equity Securities – Where there are no recent transactions then fair value may be determined from the last market price adjusted for all changes in risks and information since that date. Where a close proxy instrument is quoted in an active market then fair value is determined by adjusting the proxy value for differences in the risk profile of the instruments. Where close proxies are not available then fair value is estimated using more complex modeling techniques. These techniques include discounted cash flow models using current market rates for credit, interest, liquidity and other risks. For equity securities modeling techniques may also include those based on earnings multiples.

Mortgage- and Other Asset-Backed Securities (MBS/ABS) include residential and commercial MBS and other ABS including CDOs. ABS have specific characteristics as they have different underlying assets and the issuing entities have different capital structures. The complexity increases further where the underlying assets are themselves ABS, as is the case with many of the CDO instruments.

Where no reliable external pricing is available, ABS are valued, where applicable, using either relative value analysis which is performed based on similar transactions observable in the market, or industry standard valuation models incorporating available observable inputs. The industry standard external models calculate principal and interest payments for a given deal based on assumptions that can be independently price tested. The inputs include prepayment speeds, loss assumptions (timing and severity) and a discount rate (spread, yield or discount margin). These inputs/assumptions are derived from actual transactions, external market research and market indices where appropriate.

Loans – For certain loans fair value may be determined from the market price on a recently occurring transaction adjusted for all changes in risks and information since that transaction date. Where there are no recent market transactions then broker quotes, consensus pricing, proxy instruments or discounted cash flow models are used to determine fair value. Discounted cash flow models incorporate parameter inputs for credit risk, interest rate risk, foreign exchange risk, loss given default estimates and amounts utilized given default, as appropriate. Credit risk, loss given default and utilization given default parameters are determined using information from the loan or CDS markets, where available and appropriate.

Leveraged loans can have transaction-specific characteristics which can limit the relevance of market-observed transactions. Where similar transactions exist for which observable quotes are available from external pricing services then this information is used with appropriate adjustments to reflect the transaction differences. When no similar transactions exist, a discounted cash flow valuation technique is used with credit spreads derived from the appropriate leveraged loan index, incorporating the industry classification, subordination of the loan, and any other relevant information on the loan and loan counterparty.

Over-The-Counter Derivative Financial Instruments – Market standard transactions in liquid trading markets, such as interest rate swaps, foreign exchange forward and option contracts in G7 currencies, and equity swap and option contracts on listed securities or indices are valued using market standard models and quoted parameter inputs. Parameter inputs are obtained from pricing services, consensus pricing services and recently occurring transactions in active markets wherever possible.

More complex instruments are modeled using more sophisticated modeling techniques specific for the instrument and are calibrated to available market prices. Where the model output value does not calibrate to a relevant market reference then valuation adjustments are made to the model output value to adjust for any difference. In less active markets, data is obtained from less frequent market transactions, broker quotes and through extrapolation and interpolation techniques. Where observable prices or inputs are not available, management judgment is required to determine fair values by assessing other relevant sources of information such as historical data, fundamental analysis of the economics of the transaction and proxy information from similar transactions.

Financial Liabilities Designated at Fair Value through Profit or Loss under the Fair Value Option – The fair value of financial liabilities designated at fair value through profit or loss under the fair value option incorporates all market risk factors including a measure of the Group’s credit risk relevant for that financial liability. The financial liabilities include structured note issuances, structured deposits, and other structured securities issued by consolidated vehicles, which may not be quoted in an active market. The fair value of these financial liabilities is determined by discounting the contractual cash flows using the relevant credit-adjusted yield curve. The market risk parameters are valued consistently to similar instruments held as assets, for example, any derivatives embedded within the structured notes are valued using the same methodology discussed in the “Over-The-Counter Derivative Financial Instruments” section above.

Where the financial liabilities designated at fair value through profit or loss under the fair value option are collateralized, such as securities loaned and securities sold under repurchase agreements, the credit enhancement is factored into the fair valuation of the liability.

Investment Contract Liabilities – Assets which are linked to the investment contract liabilities are owned by the Group. The investment contract obliges the Group to use these assets to settle these liabilities. Therefore, the fair value of investment contract liabilities is determined by the fair value of the underlying assets (i.e. amount payable on surrender of the policies).

Analysis of Financial Instruments with Fair Value Derived from Valuation Techniques Containing Significant Unobservable Parameters (Level 3)

Some of the instruments in Level 3 of the fair value hierarchy have identical or similar offsetting exposures to the unobservable input. However, according to IFRS they are required to be presented as gross assets and liabilities.

Trading Securities – Certain illiquid emerging market corporate bonds and illiquid highly structured corporate bonds are included in this level of the hierarchy. In addition, some of the holdings of notes issued by securitization entities, commercial and residential MBS, collateralized debt obligation securities and other ABS are reported here. The decrease in the period was mainly due to sales and settlements offset by purchase, transfers between level 2 and 3 and gains.

Positive and Negative Market Values from Derivative Instruments categorized in this level of the fair value hierarchy are valued based on one or more significant unobservable parameters. The unobservable parameters may include certain correlations, certain longer-term volatilities, certain prepayment rates, credit spreads and other transaction-specific parameters.

Level 3 derivatives include certain options where the volatility is unobservable; certain basket options in which the correlations between the referenced underlying assets are unobservable; longer-term interest rate option derivatives; multi-currency foreign exchange derivatives; and certain credit default swaps for which the credit spread is not observable. The increase in the period is driven by gains and consolidation offset by settlements and transfers between level 2 and 3.

Other Trading Instruments classified in Level 3 of the fair value hierarchy mainly consist of traded loans valued using valuation models based on one or more significant unobservable parameters. Level 3 loans comprise illiquid leveraged loans and illiquid residential and commercial mortgage loans. The decrease in the period refers to sales, settlements, transfers between level 2 and 3 and deconsolidation offset by purchases, issuances and gains.

Non trading financial Assets mandatory at Fair Value through Profit or Loss classified in Level 3 of fair value hierarchy consist of financial instruments included in other business model originated, acquired principally for the purpose of selling or repurchasing them in near future and unlisted equity instruments where there is no close proxy and the market is very illiquid. Additionally this classification includes any instrument for which the contractual cash flow characteristics are not SPPI. The decrease in the period is driven by sales, settlements and transfers between level 2 and 3 offset by purchases, issuances and gains.

Financial Assets/Liabilities designated at Fair Value through Profit or Loss – Certain corporate loans and structured liabilities which were designated at fair value through profit or loss under the fair value option are categorized in this level of the fair value hierarchy. The corporate loans are valued using valuation techniques which incorporate observable credit spreads, recovery rates and unobservable utilization parameters. Revolving loan facilities are reported in the third level of the hierarchy because the utilization in the event of the default parameter is significant and unobservable.

In addition, certain hybrid debt issuances designated at fair value through profit or loss containing embedded derivatives are valued based on significant unobservable parameters. These unobservable parameters include single stock volatility correlations. The increase in assets during the period are driven by purchases. The increase in liabilities during the period are driven by issuances, losses and transfers between Level 2 and Level 3 offset by settlements and deconsolidation.

Financial assets at fair value through other comprehensive income include non-performing loan portfolios where there is no trading intent and the market is very illiquid. The increase in the period is driven by purchases and gains offset by transfers between level 2 and 3.

Reconciliation of financial instruments classified in Level 3

	Jun 30, 2019
in € m.	Balance, beginning of year	Changes in the group of consoli- dated com- panies	Total gains/ losses1	Purchases	Sales	Issu- ances2	Settle- ments3	Transfers into Level 34	Transfers out of Level 34	Balance, end of period
Financial assets held at fair value:
Trading securities	4,086	0	127	1,168	(1,157)	0	(240)	964	(946)	4,002
Positive market values from derivative finan- cial instruments	8,309	20	1,228	0	0	0	(191)	1,910	(2,321)	8,955
Other trading assets	5,676	(75)	126	292	(782)	924	(649)	428	(579)	5,362
Non-trading financial assets mandatory at fair value through profit or loss	6,066	(0)	101	1,071	(201)	348	(1,202)	734	(1,816)	5,101
Financial assets designated at fair value through profit or loss	0	0	0	34	0	0	0	0	0	35
Financial assets at fair value through other comprehensive income	268	0	85	210	(0)	0	(0)	99	(142)	444
Other financial assets at fair value	207	0	0	0	0	0	0	0	47	254
Total financial assets held at fair value	24,614	(55)	1,5906,7	2,776	(2,140)	1,272	(2,282)	4,135	(5,757)	24,153
Financial liabilities held at fair value:
Trading securities	0	0	0	0	0	0	0	0	0	0
Negative market values from derivative financial instruments	6,289	(0)	1,322	0	0	0	(156)	1,961	(1,457)	7,960
Other trading liabilities	15	0	(1)	0	0	0	0	2	0	16
Financial liabilities designated at fair value through profit or loss	2,021	(77)	108	0	0	271	(319)	571	(60)	2,514
Other financial liabilities at fair value	(611)	0	222	0	0	0	23	(8)	(3)	(378)
Total financial liabilities held at fair value	7,714	(77)	1,6526,7	0	0	271	(453)	2,525	(1,519)	10,113

1Total gains and losses predominantly relate to net gains (losses) on financial assets/liabilities at fair value through profit or loss reported in the consolidated statement of income. The balance also includes net gains (losses) on financial assets at fair value through other comprehensive income reported in the consolidated statement of income and unrealized net gains (losses) on financial assets at fair value through other comprehensive income and exchange rate changes reported in other comprehensive income, net of tax. Further, certain instruments are hedged with instruments in Level 1 or Level 2 but the table above does not include the gains and losses on these hedging instruments. Additionally, both observable and unobservable parameters may be used to determine the fair value of an instrument classified within Level 3 of the fair value hierarchy; the gains and losses presented below are attributable to movements in both the observable and unobservable parameters.

2Issuances relate to the cash amount received on the issuance of a liability and the cash amount paid on the primary issuance of a loan to a borrower.

3Settlements represent cash flows to settle the asset or liability. For debt and loan instruments this includes principal on maturity, principal amortizations and principal repayments. For derivatives all cash flows are presented in settlements.

4Transfers in and transfers out of Level 3 are related to changes in observability of input parameters. During the period they are recorded at their fair value at the beginning of year. For instruments transferred into Level 3 the table shows the gains and losses and cash flows on the instruments as if they had been transferred at the beginning of the year. Similarly for instruments transferred out of Level 3 the table does not show any gains or losses or cash flows on the instruments during the period since the table is presented as if they have been transferred out at the beginning of the year.

5Total gains and losses on financial assets mandatory at fair value through OCI include a gain of € 6 million recognized in other comprehensive income.

6This amount includes the effect of exchange rate changes. For total financial assets held at fair value this effect is a gain of € 42 million and for total financial liabilities held at fair value this is a loss of € 6 million. The effect of exchange rate changes is reported in accumulated other comprehensive income, net of tax.

7For assets, positive balances represent gains, negative balances represent losses. For liabilities, positive balances represent losses, negative balances represent gains.

	Jun 30, 2018
in € m.	Balance, beginning of year	Changes in the group of consoli- dated com- panies	Total gains/ losses1	Purchases	Sales	Issu- ances2	Settle- ments3	Transfers into Level 34	Transfers out of Level 34	Balance, end of period
Financial assets held at fair value:
Trading securities	4,148	0	19	1,228	(1,437)	0	(318)	1,087	(835)	3,891
Positive market values from derivative finan- cial instruments	7,340	0	471	0	0	0	9	1,521	(1,371)	7,970
Other trading assets	4,426	0	117	606	(921)	940	(402)	603	(234)	5,136
Non-trading financial assets mandatory at fair value through profit or loss	4,573	0	207	1,413	(414)	1	(780)	247	(348)	4,899
Financial assets designated at fair value through profit or loss	91	0	(49)	0	0	0	(23)	0	(2)	17
Financial assets at fair value through other comprehensive income	231	0	(2)5	71	(25)	0	(7)	3	(165)	106
Other financial assets at fair value	47	0	(3)	0	0	0	(9)	212	(32)	216
Total financial assets held at fair value	20,855	0	7616,7	3,319	(2,796)	941	(1,530)	3,672	(2,987)	22,235
Financial liabilities held at fair value:
Trading securities	2	0	1	0	0	0	0	120	(1)	121
Negative market values from derivative financial instruments	5,992	0	407	0	0	0	23	1,073	(1,182)	6,312
Other trading liabilities	0	0	0	0	0	0	0	0	0	0
Financial liabilities designated at fair value through profit or loss	1,444	0	(187)	0	0	309	(107)	17	(146)	1,329
Other financial liabilities at fair value	(298)	0	(204)	0	0	0	4	60	(39)	(476)
Total financial liabilities held at fair value	7,139	0	166,7	0	0	309	(80)	1,269	(1,368)	7,286

1Total gains and losses predominantly relate to net gains (losses) on financial assets/liabilities at fair value through profit or loss reported in the consolidated statement of income. The balance also includes net gains (losses) on financial assets available for sale reported in the consolidated statement of income and unrealized net gains (losses) on financial assets available for sale and exchange rate changes reported in other comprehensive income, net of tax. Further, certain instruments are hedged with instruments in Level 1 or Level 2 but the table above does not include the gains and losses on these hedging instruments. Additionally, both observable and unobservable parameters may be used to determine the fair value of an instrument classified within Level 3 of the fair value hierarchy; the gains and losses presented below are attributable to movements in both the observable and unobservable parameters.

2Issuances relate to the cash amount received on the issuance of a liability and the cash amount paid on the primary issuance of a loan to a borrower.

3Settlements represent cash flows to settle the asset or liability. For debt and loan instruments this includes principal on maturity, principal amortizations and principal repayments. For derivatives all cash flows are presented in settlements.

4Transfers in and transfers out of Level 3 are related to changes in observability of input parameters. During the period they are recorded at their fair value at the beginning of year. For instruments transferred into Level 3 the table shows the gains and losses and cash flows on the instruments as if they had been transferred at the beginning of the year. Similarly for instruments transferred out of Level 3 the table does not show any gains or losses or cash flows on the instruments during the period since the table is presented as if they have been transferred out at the beginning of the year.

5Total gains and losses on financial assets mandatory at fair value through OCI include a loss of € 6 million recognized in other comprehensive income, net of tax and a loss of € 3 million recognized in the income statement presented in net gains (losses).

6This amount includes the effect of exchange rate changes. For total financial assets held at fair value this effect is a gain of € 73 million and for total financial liabilities held at fair value this is a loss of € 19 million. The effect of exchange rate changes is reported in accumulated other comprehensive income, net of tax.

7For assets, positive balances represent gains, negative balances represent losses. For liabilities, positive balances represent losses, negative balances represent gains.

Sensitivity Analysis of Unobservable Parameters

Where the value of financial instruments is dependent on unobservable parameter inputs, the precise level for these parameters at the balance sheet date might be drawn from a range of reasonably possible alternatives. In preparing the financial statements, appropriate levels for these unobservable input parameters are chosen so that they are consistent with prevailing market evidence and in line with the Group’s approach to valuation control detailed above. Were the Group to have marked the financial instruments concerned using parameter values drawn from the extremes of the ranges of reasonably possible alternatives, then as of June 30, 2019 it could have increased fair value by as much as € 1.5 billion or decreased fair value by as much as € 963 million. As of December 31, 2018 it could have increased fair value by as much as € 1.6 billion or decreased fair value by as much as € 1.0 billion.

The changes in sensitive amounts from December 31, 2018 to June 30, 2019 were a decrease in positive fair value movement of € 137 million, and a decrease in negative fair value movement of € 84 million. The decrease in positive and negative fair value movements are largely in line with the decrease in Group Level 3 assets in the period, with Level 3 assets decreasing from € 24.6 billion at December 31 2018 to € 24.2 billion at June 30 2019. These moves represent a percentage decrease of approximately 2%.

The change in positive fair value movements from December 31, 2018 to June 30, 2019 represents 8 % decrease and the change in negative fair value movements represents 8 % decrease. These decreases are proportionally larger than the 2 % decrease in Group Level 3 assets primarily due to idiosyncratic factors.

Our sensitivity calculation of unobservable parameters for Level 3 aligns to the approach used to assess valuation uncertainty for Prudent Valuation purposes. Prudent Valuation is a capital requirement for assets held at fair value. It provides a mechanism for quantifying and capitalizing valuation uncertainty in accordance with the European Commission Delegated Regulation (EU) 2016/101, which supplements Article 34 of Regulation (EU) No. 2019/876 (CRR), requiring institutions to apply a deduction from CET 1 the amount of any additional value adjustments on all assets measured at fair value calculated in accordance with Article 105(14). This utilizes exit price analysis performed for the relevant assets and liabilities in the Prudent Valuation assessment. The downside sensitivity may be limited in some cases where the fair value is already demonstrably prudent.

This disclosure is intended to illustrate the potential impact of the relative uncertainty in the fair value of financial instruments for which valuation is dependent on unobservable input parameters. However, it is unlikely in practice that all unobservable parameters would be simultaneously at the extremes of their ranges of reasonably possible alternatives. Hence, the estimates disclosed above are likely to be greater than the true uncertainty in fair value at the balance sheet date. Furthermore, the disclosure is neither predictive nor indicative of future movements in fair value.

For many of the financial instruments considered here, in particular derivatives, unobservable input parameters represent only a subset of the parameters required to price the financial instrument, the remainder being observable. Hence for these instruments the overall impact of moving the unobservable input parameters to the extremes of their ranges might be relatively small compared with the total fair value of the financial instrument. For other instruments, fair value is determined based on the price of the entire instrument, for example, by adjusting the fair value of a reasonable proxy instrument. In addition, all financial instruments are already carried at fair values which are inclusive of valuation adjustments for the cost to close out that instrument and hence already factor in uncertainty as it reflects itself in market pricing. Any negative impact of uncertainty calculated within this disclosure, then, will be over and above that already included in the fair value contained in the financial statements.

Breakdown of the sensitivity analysis by type of instrument1

	Jun 30, 2019		Dec 31, 2018
in € m.	Positive fair value movement from using reasonable possible alternatives	Negative fair value movement from using reasonable possible alternatives	Positive fair value movement from using reasonable possible alternatives	Negative fair value movement from using reasonable possible alternatives
Securities:
Debt securities	167	102	179	118
Commercial mortgage-backed securities	3	2	5	4
Mortgage and other asset-backed securities	43	43	38	37
Corporate, sovereign and other debt securities	120	57	136	77
Equity securities	65	78	84	67
Derivatives:
Credit	131	108	151	116
Equity	216	188	257	207
Interest related	264	146	346	206
Foreign exchange	44	38	49	26
Other	135	84	106	89
Loans:
Loans	489	217	475	219
Other	0	0	0	0
Total	1,509	963	1,647	1,046

1Where the exposure to an unobservable parameter is offset across different instruments then only the net impact is disclosed in the table.

Quantitative Information about the Sensitivity of Significant Unobservable Inputs

The behavior of the unobservable parameters on Level 3 fair value measurement is not necessarily independent, and dynamic relationships often exist between the other unobservable parameters and the observable parameters. Such relationships, where material to the fair value of a given instrument, are explicitly captured via correlation parameters, or are otherwise controlled via pricing models or valuation techniques. Frequently, where a valuation technique utilizes more than one input, the choice of a certain input will bound the range of possible values for other inputs. In addition, broader market factors (such as interest rates, equity, credit or commodity indices or foreign exchange rates) can also have effects.

The range of values shown below represents the highest and lowest inputs used to value the significant exposures within Level 3. The diversity of financial instruments that make up the disclosure is significant and therefore the ranges of certain parameters can be large. For example, the range of credit spreads on mortgage backed securities represents performing, more liquid positions with lower spreads than the less liquid, non-performing positions which will have higher credit spreads. As Level 3 contains the less liquid fair value instruments, the wide ranges of parameters seen is to be expected, as there is a high degree of pricing differentiation within each exposure type to capture the relevant market dynamics. There follows a brief description of each of the principle parameter types, along with a commentary on significant interrelationships between them.

Credit Parameters are used to assess the creditworthiness of an exposure, by enabling the probability of default and resulting losses of a default to be represented. The credit spread is the primary reflection of creditworthiness, and represents the premium or yield return above the benchmark reference instrument (typically LIBOR, or relevant Treasury Instrument, depending upon the asset being assessed), that a bond holder would require to allow for the credit quality difference between that entity and the reference benchmark. Higher credit spreads will indicate lower credit quality, and lead to a lower value for a given bond, or other loan-asset that is to be repaid to the Bank by the borrower. Recovery Rates represent an estimate of the amount a lender would receive in the case of a default of a loan, or a bond holder would receive in the case of default of the bond. Higher recovery rates will give a higher valuation for a given bond position, if other parameters are held constant. Constant Default Rate (CDR) and Constant Prepayment Rate (CPR) allow more complex loan and debt assets to be assessed, as these parameters estimate the ongoing defaults arising on scheduled repayments and coupons, or whether the borrower is making additional (usually voluntary) prepayments. These parameters are particularly relevant when forming a fair value opinion for mortgage or other types of lending, where repayments are delivered by the borrower through time, or where the borrower may pre-pay the loan (seen for example in some residential mortgages). Higher CDR will lead to lower valuation of a given loan or mortgage as the lender will ultimately receive less cash.

Interest rates, credit spreads, inflation rates, foreign exchange rates and equity prices are referenced in some option instruments, or other complex derivatives, where the payoff a holder of the derivative will receive is dependent upon the behavior of these underlying references through time. Volatility parameters describe key attributes of option behavior by enabling the variability of returns of the underlying instrument to be assessed. This volatility is a measure of probability, with higher volatilities denoting higher probabilities of a particular outcome occurring. The underlying references (interest rates, credit spreads etc.) have an effect on the valuation of options, by describing the size of the return that can be expected from the option. Therefore the value of a given option is dependent upon the value of the underlying instrument, and the volatility of that instrument, representing the size of the payoff, and the probability of that payoff occurring. Where volatilities are high, the option holder will see a higher option value as there is greater probability of positive returns. A higher option value will also occur where the payoff described by the option is significant.

Correlations are used to describe influential relationships between underlying references where a derivative or other instrument has more than one underlying reference. Behind some of these relationships, for example commodity correlation and interest rate-foreign exchange correlations, typically lie macroeconomic factors such as the impact of global demand on groups of commodities, or the pricing parity effect of interest rates on foreign exchange rates. More specific relationships can exist between credit references or equity stocks in the case of credit derivatives and equity basket derivatives, for example. Credit correlations are used to estimate the relationship between the credit performance of a range of credit names, and stock correlations are used to estimate the relationship between the returns of a range of equities. A derivative with a correlation exposure will be either long- or short-correlation. A high correlation suggests a strong relationship between the underlying references is in force, and this will lead to an increase in value of a long-correlation derivative. Negative correlations suggest that the relationship between underlying references is opposing, i.e., an increase in price of one underlying reference will lead to a reduction in the price of the other.

An EBITDA (‘earnings before interest, tax, depreciation and amortization’) multiple approach can be used in the valuation of less liquid securities. Under this approach the enterprise value (‘EV’) of an entity can be estimated via identifying the ratio of the EV to EBITDA of a comparable observable entity and applying this ratio to the EBITDA of the entity for which a valuation is being estimated. Under this approach a liquidity adjustment is often applied due to the difference in liquidity between the generally listed comparable used and the company under valuation. A higher EV/EBITDA multiple will result in a higher fair value.

Financial instruments classified in Level 3 and quantitative information about unobservable inputs

	Jun 30, 2019
	Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)1	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value – Non-Derivative financial instruments held at fair value
Mortgage- and other asset-backed securities held for trading:
Commercial mortgage-backed securities	31	0	Price based	Price	0%	105%
			Discounted cash flow	Credit spread (bps)	108	1,516
Mortgage- and other asset-backed securities	266	0	Price based	Price	0%	103%
			Discounted cash flow	Credit spread (bps)	47	1,879
				Recovery rate	10%	90%
				Constant default rate	0%	4%
				Constant prepayment rate	3%	52%
Total mortgage- and other asset-backed securities	296	0
Debt securities and other debt obligations	5,152	2,213	Price based	Price	0%	155%
Held for trading	3,618	0	Discounted cash flow	Credit spread (bps)	5	419
Corporate, sovereign and other debt securities	3,618
Non-trading financial assets mandatory at fair value through profit or loss	1,162
Designated at fair value through profit or loss	0	2,213
Financial assets at fair value through other comprehensive income	372
Equity securities	1,010	0	Market approach	Price per net asset value	0%	100%
Held for trading	88	0		Enterprise value/EBITDA (multiple)	5	17
Non-trading financial assets mandatory at fair value through profit or loss	921		Discounted cash flow	Weighted average cost capital	8%	40%
Loans	6,780	16	Price based	Price	0%	109%
Held for trading	5,301	16	Discounted cash flow	Credit spread (bps)	16	697
Non-trading financial assets mandatory at fair value through profit or loss	1,373			Constant default rate	0%	0%
Designated at fair value through profit or loss	34	0		Recovery rate	35%	75%
Financial assets at fair value through other comprehensive income	72
Loan commitments	0	0	Discounted cash flow	Credit spread (bps)	16	3,200
				Recovery rate	25%	75%
			Loan pricing model	Utilization	0%	100%
Other financial instruments	1,7072	3013	Discounted cash flow	IRR	8%	46%
				Repo rate (bps.)	50	357
Total non-derivative financial instruments held at fair value	14,944	2,531

1Valuation technique(s) and subsequently the significant unobservable input(s) relate to the respective total position.

2 Other financial assets include € 62 million of other trading assets, € 1.6 billion of other financial assets mandatory at fair value.

3Other financial liabilities include € 174 million of securities sold under repurchase agreements designated at fair value and € 127 million of other financial liabilities designated at fair value.

	Dec 31, 2018
	Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)1	Significant unobservable input(s) (Level 3)		Range
Financial instruments held at fair value – Non-Derivative financial instruments held at fair value
Mortgage- and other asset-backed securities held for trading:
Commercial mortgage-backed securities	66	0	Price based	Price	0%	120%
			Discounted cash flow	Credit spread (bps)	97	1,444
Mortgage- and other asset-backed securities	745	0	Price based	Price	0%	102%
			Discounted cash flow	Credit spread (bps)	26	2,203
				Recovery rate	0%	90%
				Constant default rate	0%	16%
				Constant prepayment rate	0%	42%
Total mortgage- and other asset-backed securities	811	0
Debt securities and other debt obligations	3,876	1,764	Price based	Price	0%	148%
Held for trading	3,037	0	Discounted cash flow	Credit spread (bps)	5	582
Corporate, sovereign and other debt securities	3,037
Non-trading financial assets mandatory at fair value through profit or loss	726
Designated at fair value through profit or loss	0	1,764
Financial assets at fair value through other comprehensive income	114
Equity securities	1,244	0	Market approach	Price per net asset value	70%	100%
Held for trading	239	0		Enterprise value/EBITDA (multiple)	6	17
Non-trading financial assets mandatory at fair value through profit or loss	1,005		Discounted cash flow	Weighted average cost capital	7%	20%
Loans	7,167	15	Price based	Price	0%	341%
Held for trading	5,651	15	Discounted cash flow	Credit spread (bps)	40	930
Non-trading financial assets mandatory at fair value through profit or loss	1,362
Designated at fair value through profit or loss	0	0		Constant default rate	0%	0%
Financial assets at fair value through other comprehensive income	154			Recovery rate	35%	40%
Loan commitments	0	0	Discounted cash flow	Credit spread (bps)	30	2,864
				Recovery rate	25%	75%
			Loan pricing model	Utilization	0%	100%
Other financial instruments	2,9992	2573	Discounted cash flow	IRR	3%	46%
				Repo rate (bps.)	65	387
Total non-derivative financial instruments held at fair value	16,097	2,037

1 Valuation technique(s) and subsequently the significant unobservable input(s) relate to the respective total position.

2Other financial assets include € 26 million of other trading assets, € 3 billion of other financial assets mandatory at fair value.

3 Other financial liabilities include € 185 million of securities sold under repurchase agreements designated at fair value and € 72 million of other financial liabilities designated at fair value.

Jun 30, 2019
Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value:
Market values from derivative financial instruments:
Interest rate derivatives	4,826	3,655	Discounted cash flow	Swap rate (bps)	(138)	5,322
				Inflation swap rate	1%	6%
				Constant default rate	0%	16%
				Constant prepayment rate	2%	60%
			Option pricing model	Inflation volatility	0%	5%
				Interest rate volatility	0%	122%
				IR - IR correlation	(25) %	100%
				Hybrid correlation	(60) %	93%
Credit derivatives	667	747	Discounted cash flow	Credit spread (bps)	0	8,963
				Recovery rate	0%	99%
			Correlation pricing model	Credit correlation	1%	85%
Equity derivatives	1,900	2,304	Option pricing model	Stock volatility	4%	100%
				Index volatility	4%	43%
				Index - index correlation	1	1
				Stock - stock correlation	3%	96%
				Stock Forwards	0%	21%
				Index Forwards	0%	6%
FX derivatives	954	1,034	Option pricing model	Volatility	(9) %	32%
Other derivatives	861	(158)1	Discounted cash flow	Credit spread (bps)	–	–
			Option pricing model	Index volatility	7%	72%
				Commodity correlation	16%	86%
Total market values from derivative financial instruments	9,209	7,582

1Includes derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated.

Dec 31, 2018
Fair value
in € m. (unless stated otherwise)	Assets	Liabilities	Valuation technique(s)	Significant unobservable input(s) (Level 3)	Range
Financial instruments held at fair value:
Market values from derivative financial instruments:
Interest rate derivatives	4,264	2,568	Discounted cash flow	Swap rate (bps)	(124)	2,316
				Inflation swap rate	1%	6%
				Constant default rate	0%	35%
				Constant prepayment rate	2%	43%
			Option pricing model	Inflation volatility	0%	5%
				Interest rate volatility	0%	31%
				IR - IR correlation	(30) %	90%
				Hybrid correlation	(59) %	75%
Credit derivatives	638	964	Discounted cash flow	Credit spread (bps)	0	1,541
				Recovery rate	0%	80%
			Correlation pricing model	Credit correlation	25%	85%
Equity derivatives	1,583	1,498	Option pricing model	Stock volatility	4%	96%
				Index volatility	11%	79%
				Index - index correlation	1	1
				Stock - stock correlation	2%	89%
				Stock Forwards	0%	63%
				Index Forwards	0%	5%
FX derivatives	1,034	1,005	Option pricing model	Volatility	(6) %	34%
Other derivatives	997	(357)1	Discounted cash flow	Credit spread (bps)	–	–
			Option pricing model	Index volatility	5%	92%
				Commodity correlation	0%	0%
Total market values from derivative financial instruments	8,516	5,677

1Includes derivatives which are embedded in contracts where the host contract is held at amortized cost but for which the embedded derivative is separated.

Unrealized Gains or Losses on Level 3 Instruments held or in Issue at the Reporting Date

The unrealized gains or losses on Level 3 Instruments are not due solely to unobservable parameters. Many of the parameter inputs to the valuation of instruments in this level of the hierarchy are observable and the gain or loss is partly due to movements in these observable parameters over the period. Many of the positions in this level of the hierarchy are economically hedged by instruments which are categorized in other levels of the fair value hierarchy. The offsetting gains and losses that have been recorded on all such hedges are not included in the table below, which only shows the gains and losses related to the Level 3 classified instruments themselves held at the reporting date in accordance with IFRS 13. The unrealized gains and losses on Level 3 instruments are included in both net interest income and net gains on financial assets/liabilities at fair value through profit or loss in the consolidated income statement.

	Six months ended
in € m.	Jun 30, 2019	Jun 30, 2018
Financial assets held at fair value:
Trading securities	121	15
Positive market values from derivative financial instruments	1,476	676
Other trading assets	62	56
Non-trading financial assets mandatory at fair value through profit or loss	94	250
Financial assets designated at fair value through profit or loss	0	0
Financial assets at fair value through other comprehensive income	0	0
Other financial assets at fair value	15	0
Total financial assets held at fair value	1,769	997
Financial liabilities held at fair value:
Trading securities	(0)	(1)
Negative market values from derivative financial instruments	(1,516)	(603)
Other trading liabilities	1	0
Financial liabilities designated at fair value through profit or loss	(107)	189
Other financial liabilities at fair value	(206)	205
Total financial liabilities held at fair value	(1,829)	(209)
Total	(60)	788

Recognition of Trade Date Profit

If there are significant unobservable inputs used in a valuation technique, the financial instrument is recognized at the transaction price and any trade date profit is deferred. The table below presents the year-to-year movement of the trade date profits deferred due to significant unobservable parameters for financial instruments classified at fair value through profit or loss. The balance is predominantly related to derivative instruments.

in € m.	Jun 30, 2019	Jun 30, 2018
Balance, beginning of year	531	596
New trades during the period	73	128
Amortization	(60)	(87)
Matured trades	(76)	(70)
Subsequent move to observability	(34)	(49)
Exchange rate changes	1	1
Balance, end of period	434	520

Fair Value of Financial Instruments not carried at Fair Value

This section should be read in conjunction with Note 14 “Fair Value of Financial Instruments not carried at Fair Value” of the Group’s Annual Report 2018.

The valuation techniques used to establish fair value for the Group’s financial instruments which are not carried at fair value in the balance sheet are consistent with those outlined in Note 13 “Financial Instruments carried at Fair Value” of the Group’s Annual Report 2018.

Other financial instruments not carried at fair value are not managed on a fair value basis, for example, retail loans and deposits and credit facilities extended to corporate clients. For these instruments fair values are calculated for disclosure purposes only and do not impact the balance sheet or income statement. Additionally, since the instruments generally do not trade there is significant management judgment required to determine these fair values.

Estimated fair value of financial instruments not carried at fair value on the balance sheet1

	Jun 30, 2019		Dec 31, 2018
in € m.	Carrying value	Fair value	Carrying value	Fair value
Financial assets:
Cash and central bank balances	160,982	160,982	188,731	188,731
Interbank balances (w/o central banks)	10,144	10,144	8,881	8,881
Central bank funds sold and securities purchased under resale agreements	9,126	9,127	8,222	8,223
Securities borrowed	647	647	3,396	3,396
Loans	414,889	421,562	400,297	395,900
Other financial assets	125,855	126,183	80,089	80,193

Financial liabilities:
Deposits	576,506	577,033	564,405	564,637
Central bank funds purchased and securities sold under repurchase agreements	7,532	7,533	4,867	4,867
Securities loaned	2,992	2,992	3,359	3,359
Other short-term borrowings	12,418	12,420	14,158	14,159
Other financial liabilities	136,495	136,495	100,683	100,683
Long-term debt	147,629	145,784	152,083	149,128
Trust preferred securities	3,269	3,294	3,168	3,114

1Amounts generally presented on a gross basis, in line with the Group’s accounting policy regarding offsetting of financial instruments as described in Note 1 “Significant Accounting Policies and Critical Accounting Estimates” of the Group’s Annual Report 2018.

Allowance for credit losses

Development of allowance for credit losses for financial assets at amortized cost

	Six months ended Jun 30, 2019
	Allowance for credit losses3
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	509	501	3,247	3	4,259
Movements in financial assets including new business	(13)	110	171	23	291
Transfers due to changes in creditworthiness	64	(69)	5	N/M	0
Changes due to modifications that did not result in derecognition	N/M	N/M	N/M	N/M	N/M
Changes in models	0	0	0	0	0
Financial assets that have been derecognized during the period²	0	0	(463)	0	(463)
Recovery of written off amounts	0	0	41	0	41
Foreign exchange and other changes	(4)	(8)	(5)	12	(5)
Balance, end of reporting period	556	534	2,996	37	4,123

Provision for credit losses excluding country risk1	52	41	176	23	291

1 Movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models add up to Provision for Credit Losses excluding country risk.

2This position includes charge offs of allowance for credit losses.

3 Allowance for credit losses does not include allowance for country risk amounting to € 3 million as of June 30, 2019.

	Six months ended Jun 30, 2018
	Allowance for credit losses3
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	462	494	3,638	3	4,596
Movements in financial assets including new business	(88)	152	126	(2)	188
Transfers due to changes in creditworthiness	110	(122)	12	N/M	0
Changes due to modifications that did not result in derecognition	N/M	N/M	N/M	N/M	N/M
Changes in models	0	0	0	0	0
Financial assets that have been derecognized during the period²	0	0	(362)	0	(362)
Recovery of written off amounts	0	0	110	0	110
Foreign exchange and other changes	(24)	(19)	(29)	8	(64)
Balance, end of reporting period	460	504	3,495	9	4,468

Provision for credit losses excluding country risk1	22	30	138	(2)	188

1The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models.

2This position includes charge offs of allowance for credit losses.

3 Allowance for credit losses does not include allowance for country risk amounting to € 5 million as of June 30, 2018.

Development of allowance for credit losses for off-balance sheet positions

	Six months ended Jun 30, 2019
	Allowance for credit losses2
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	132	73	84	0	289
Movements including new business	2	6	3	0	12
Transfers due to changes in creditworthiness	4	(7)	3	N/M	0
Changes in models	0	0	0	0	0
Foreign exchange and other changes	0	0	(0)	0	1
Balance, end of reporting period	139	73	90	0	301

Provision for credit losses excluding country risk1	6	(0)	5	0	12

1The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models.

2Allowance for credit losses does not include allowance for country risk amounting to € 5 million as of June 30, 2019.

	Six months ended Jun 30, 2018
	Allowance for credit losses2
in € m.	Stage 1	Stage 2	Stage 3	Stage 3 POCI	Total
Balance, beginning of year	117	36	119	0	272
Movements including new business	(16)	11	2	0	(4)
Transfers due to changes in creditworthiness	9	(9)	(0)	N/M	0
Changes in models	0	0	0	0	0
Foreign exchange and other changes	11	12	16	0	39
Balance, end of reporting period	121	49	136	0	307

Provision for credit losses excluding country risk1	(7)	1	2	0	(4)

1The above table breaks down the impact on provision for credit losses from movements in financial assets including new business, transfers due to changes in creditworthiness and changes in models.

2Allowance for credit losses does not include allowance for country risk amounting to € 4 million as of June 30, 2018.

Provisions

As of June 30, 2019, the Group recognized € 2.5 billion (December 31, 2018: € 2.7 billion) in provisions on its balance sheet. These relate to operational risk, civil litigation, regulatory enforcement, restructuring, allowances for credit related off-balance sheet positions and other matters, including bank levies. The consolidated financial statements contained in our Annual Report 2018 describe our provisions as of December 31, 2018, in Note 21 “Allowance for Credit Losses”, and Note 29 “Provisions”.

Civil litigation and regulatory enforcement matters

Within provisions as of June 30, 2019, the Group recognized provisions relating to civil litigation of € 0.7 billion (December 31, 2018: € 0.7 billion) and provisions relating to regulatory enforcement matters of € 0.5 billion (December 31, 2018: € 0.5 billion). For some matters for which the Group believes an outflow of funds is probable, no provisions were recognized as the Group could not reliably estimate the amount of the potential outflow.

For the matters for which a reliable estimate can be made, the Group currently estimates that, as of June 30, 2019, the aggregate future loss of which the possibility is more than remote but less than probable is approximately € 2.0 billion for civil litigation matters (December 31, 2018: € 2.5 billion) and € 0.2 billion for regulatory enforcement matters (December 31, 2018: € 0.2 billion). These figures include matters where the Group’s potential liability is joint and several and where the Group expects any such liability to be paid by a third party. The decrease as of the end of the current period in comparison with the prior period is largely attributable to a court order in the appraisal proceedings (Spruchverfahren) described under the heading “Further Proceedings Relating to the Postbank Takeover” in Note 29 “Provisions” to the consolidated financial statements contained in our Annual Report 2018. In particular, the Regional Court of Cologne held that it is not relevant whether Deutsche Bank was obligated to make a mandatory takeover offer for all Postbank shares prior to its 2010 voluntary takeover when determining the adequate cash compensation in the appraisal proceedings. For other significant civil litigation and regulatory enforcement matters, the Group believes the possibility of an outflow of funds is more than remote but less than probable but the amount is not reliably estimable, and accordingly such matters are not included in the contingent liability estimates. For still other significant civil litigation and regulatory enforcement matters, the Group believes the possibility of an outflow of funds is remote and therefore has neither recognized a provision nor included them in the contingent liability estimates.

Note 29 “Provisions” to the consolidated financial statements contained in our Annual Report 2018 sets forth, in the section thereof captioned “Current Individual Proceedings”, descriptions as of the date of such consolidated financial statements of civil litigation and regulatory enforcement matters or groups of matters for which the Group has taken material provisions, or for which there are material contingent liabilities that are more than remote, or for which there is the possibility of material business or reputational risk; similar matters are grouped together and some matters consist of a number of proceedings or claims. The disclosed matters include matters for which the possibility of a loss is more than remote but for which the Group cannot reliably estimate the possible loss.

Long-Term Debt

in € m.	Jun 30, 2019	Dec 31, 2018
Senior debt:
Bonds and notes
Fixed rate	77,607	77,894
Floating rate	25,254	30,495
Subordinated debt:
Bonds and notes
Fixed rate	5,510	5,297
Floating rate	1,390	1,420
Other	37,868	36,977
Total long-term debt	147,629	152,083

Shares Issued and Outstanding

in million	Jun 30, 2019	Dec 31, 2018
Shares issued	2,066.8	2,066.8
Shares in treasury	1.8	1.3
Of which:
Buyback	1.6	1.2
Other	0.2	0.2
Shares outstanding	2,064.9	2,065.4

Other Financial Information (unaudited)

Credit related Commitments and Contingent Liabilities

Lending commitments and lending related contingent liabilities

In the normal course of business the Group regularly enters into irrevocable lending commitments, including fronting commitments as well as contingent liabilities consisting of financial and performance guarantees, standby letters of credit and indemnity agreements on behalf of its customers. Under these contracts the Group is required to perform under an obligation agreement or to make payments to the beneficiary based on third party’s failure to meet its obligations. For these instruments it is not known to the Group in detail if, when and to what extent claims will be made. In the event that the Group has to pay out cash in respect of its fronting commitments, the Group would immediately seek reimbursement from the other syndicate lenders. The Group considers all the above instruments in monitoring the credit exposure and may require collateral to mitigate inherent credit risk. If the credit risk monitoring provides sufficient perception about a loss from an expected claim, a provision is established and recorded on the balance sheet.

In the normal course of business the Group also regularly enters into revocable lending commitments. For these instruments it is not known to the Group in detail if, when and to what extent claims will be made. However, as they are revocable they can be cancelled at any point of time.

The following table shows the Group’s revocable lending commitments, irrevocable lending commitments and lending related contingent liabilities without considering collateral or provisions. It shows the maximum potential utilization of the Group in case all these liabilities entered into must be fulfilled. The table therefore does not show the expected future cash flows from these liabilities as many of them will expire without being drawn and arising claims will be honored by the customers or can be recovered from proceeds of arranged collateral.

in € m.	Jun 30, 2019	Dec 31, 2018
Irrevocable lending commitments	163,664	167,722
Revocable lending commitments	43,448	44,327
Contingent liabilities	48,369	51,605
Total	255,481	263,654

Other commitments and other contingent liabilities

The following table shows the Group’s other irrevocable commitments and other contingent liabilities without considering collateral or provisions. It shows the maximum potential utilization of the Group in case all these liabilities entered into must be fulfilled. The table therefore does not show the expected future cash flows from these liabilities as many of them will expire without being drawn and arising claims will be honored by the customers or can be recovered from proceeds of arranged collateral.

in € m.	Jun 30, 2019	Dec 31, 2018
Other commitments	103	130
Other contingent liabilities	78	74
Total	182	204

Irrevocable payment commitments with regard to levies

Irrevocable payment commitments related to bank levy according to Bank Recovery and Resolution Directive (BRRD), the Single Resolution Fund (SRF) and the German deposit protection amounted to € 725.4 million as of June 30, 2019 and to € 595.1 million as of December 31, 2018.

Related Party Transactions

Parties are considered to be related if one party has the ability to directly or indirectly control the other party or exercise significant influence over the other party in making financial or operational decisions. The Group’s related parties include:

  key management personnel, close family members of key management personnel and entities which are controlled, significantly influenced by, or for which significant voting power is held by key management personnel or their close family members, subsidiaries, joint ventures and associates and their respective subsidiaries, and post-employment benefit plans for the benefit of Deutsche Bank employees.

Transactions with Key Management Personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of Deutsche Bank Group, directly or indirectly. The Group considers the members of the Management Board as currently mandated and the Supervisory Board of the parent company to constitute key management personnel for purposes of IAS 24. Among the Group’s transactions with key management personnel as of June 30, 2019, were loans and commitments of € 41 million and deposits of € 19 million. As of December 31, 2018, there were loans and commitments of € 45 million and deposits of € 34 million among the Group’s transactions with key management personnel. In addition, the Group provides banking services, such as payment and account services as well as investment advice, to key management personnel and their close family members.

Transactions with Subsidiaries, Associates and Joint Ventures

Transactions between Deutsche Bank AG and its subsidiaries meet the definition of related party transactions. If these transactions are eliminated on consolidation, they are not disclosed as related party transactions. Transactions between the Group and its associated companies and joint ventures and their respective subsidiaries also qualify as related party transactions.

Transactions for subsidiaries, joint ventures and associates are presented combined in below table as these are not material individually.

Loans issued and guarantees granted

in € m.	Jun 30, 2019	Dec 31, 2018
Loans outstanding, beginning of period	228	256
Movement in loans during the period1	2	(21)
Changes in the group of consolidated companies	0	0
Exchange rate changes/other	0	(7)
Loans outstanding, end of period2	230	228

Other credit risk related transactions:
Allowance for loan losses	0	0
Provision for loan losses	0	0
Guarantees and commitments	3	3

1Net impact of loans issued and loans repayment during the year is shown as “Movement in loans during the period”.

2 There were no past due loans as of June 30, 2019 and December 31, 2018. For the above loans, the Group held collateral of € 5 million and € 14 million as of June 30, 2019 and December 31, 2018, respectively.

Deposits received

in € m.	Jun 30, 2019	Dec 31, 2018
Deposits, beginning of period	68	67
Movement in deposits during the period1	(22)	2
Changes in the group of consolidated companies	0	0
Exchange rate changes/other	0	(0)
Deposits, end of period	47	68

1Net impact of deposits received and deposits repaid during the year is shown as “Movement in deposits during the period”.

Other Transactions

Trading assets and positive market values from derivative financial transactions with associated companies amounted to € 2 million as of June 30, 2019, and € 2 million as of December 31, 2018. Trading liabilities and negative market values from derivative financial transactions with associated companies were € 0 million as of June 30, 2019, and € 0 million as of December 31, 2018.

Transactions with Pension Plans

The Group has business relationships with a number of its pension plans pursuant to which it provides financial services to these plans, including investment management. Pension funds may hold or trade Deutsche Bank AG shares or securities. As of June 30, 2019, transactions with these plans were not material for the Group.

Non-Current Assets and Disposal Groups Held for Sale

Within the balance sheet, non-current assets and disposal groups held for sale are reported in Other assets and Other liabilities. This note provides further explanation on the nature and the financial impact of the non-current assets and disposal groups held for sale as of June 30, 2019.

Non-Current Assets and Disposal Groups Held for Sale at the Reporting Date

Total assets held for sale amounted to € 105 million as of June 30, 2019 (December 31, 2018: € 2.7 billion) and the disposal groups included liabilities of € 82 million as of June 30, 2019 (December 31, 2018: € 1.2 billion).

As of June 30, 2019, there were no unrealized net gains or losses (December 31, 2018: € 0 million) relating to non-current assets and disposal groups classified as held for sale recognized directly in accumulated other comprehensive income (loss).

On June 9, 2019 and as planned, Deutsche Bank completed the sale of its Private & Commercial Clients business in Portugal to ABANCA. The unit was previously classified as a disposal group held for sale in the first quarter 2018. Upon closing, the Group transferred assets under management of approximately € 3 billion, deposits of € 1 billion, and loans of € 3 billion as well as approximately 330 FTE to ABANCA.

Capital expenditures and divestitures

During the first half of 2019, the Group made the following capital expenditures or divestitures:

In April 2019, Tradeweb closed its initial public offering. Tradeweb is a financial services company that builds and operates over-the-counter (OTC) marketplaces for trading fixed income products and derivatives. Deutsche Bank Group has had an economic interest in Tradeweb since 2007 and participated in the initial public offering, alongside other large bank shareholders by selling a portion of its holdings.

In March 2018, Deutsche Bank Group entered into an agreement to sell the retail banking business in Portugal to ABANCA Corporación Bancaria S.A. The transaction was completed in June 2019.

Events after the reporting period

On July 7, 2019, we announced a significant strategic transformation and restructuring plans for our organization and provided additional details on July 8, 2019. The impact on our financial results is described in the note “Impact of Deutsche Bank’s transformation”.

The announcement also included our decision to exit our Equities Sales & Trading business, while retaining a focused equity capital markets operation. In this context, we have entered into a preliminary agreement with BNP Paribas to provide continuity of service to our prime finance and electronic equities clients, with a view to transferring technology and staff to BNP Paribas in due course. This agreement remains subject to various conditions and approvals.

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Non-GAAP financial measures (unaudited)

This document and other documents the Group has published or may publish contain non-GAAP financial measures. Non-GAAP financial measures are measures of the Group’s historical or future performance, financial position or cash flows that contain adjustments that exclude or include amounts that are included or excluded, as the case may be, from the most directly comparable measure calculated and presented in accordance with IFRS in the Group’s financial statements.

Return on equity ratios

The Group reports a post-tax return on average shareholders’ equity and a post-tax return on average tangible shareholders’ equity, each of which is a non-GAAP financial measure.

The post-tax returns on average shareholders’ equity and average tangible shareholders’ equity are calculated as net income (loss) attributable to Deutsche Bank shareholders as a percentage of average shareholders’ equity and average tangible shareholders' equity, respectively. In the current approach, AT1 issuances are not part of shareholders' equity, while the coupon on these issuances is part of the Net income attributable to Deutsche Bank shareholders and additional equity components. To ensure a consistent treatment of AT1 issuances and the related coupons, starting in the third quarter of 2019 for purposes of calculation of the aforementioned equity ratios, AT1 coupons will be excluded from net income as well.

Net income (loss) attributable to Deutsche Bank shareholders for the segments is a non-GAAP financial measure and is defined as net income (loss) after tax and income (loss) attributable to noncontrolling interests. For the Group, it reflects the reported effective tax rate which was (233) % for the second quarter 2019 and 44 % for the prior year’s comparative period. The tax rate was (351) % for the six months ended June 30, 2019 and 54 % for the prior year’s comparative period. For the segments, the applied tax rate was 28 % for 2019 and all quarters in 2018.

At the Group level, tangible shareholders’ equity is shareholders’ equity as reported in the Consolidated Balance Sheet excluding goodwill and other intangible assets. Tangible shareholders´ equity for the segments is calculated by deducting goodwill and other intangible assets from shareholders’ equity as allocated to the segments. Shareholders’ equity and tangible shareholders’ equity are presented on an average basis.

The Group believes that a presentation of average tangible shareholders’ equity makes comparisons to its competitors easier, and refers to this measure in the return on equity ratios presented by the Group. However, average tangible shareholders’ equity is not a measure provided for in IFRS, and the Group’s ratios based on this measure should not be compared to other companies’ ratios without considering differences in the calculations.

The reconciliation of the aforementioned ratios is set forth in the table below:

	Three months ended Jun 30, 2019
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	(907)	(241)	89	113	(946)
Income tax expense					(2,204)
Net Income (loss)	(653)	(174)	64	(2,387)	(3,150)
Net income (loss) attributable to noncontrolling interests	0	0	0	(40)	(40)
Net Income attributable to DB shareholders and additional equity components	(653)	(174)	64	(2,428)	(3,190)

Average shareholders’ equity	42,022	14,921	4,856	0	61,799
Add (deduct) :
Average goodwill and other intangible assets	(2,966)	(2,039)	(3,034)	0	(8,038)
Average tangible shareholders’ equity	39,056	12,882	1,823	0	53,760
Post-tax return on average shareholders’ equity (in %)	(6.2)	(4.7)	5.3	N/M	(20.6)
Post-tax return on average tangible shareholders’ equity (in %)	(6.7)	(5.4)	14.0	N/M	(23.7)

N/M – Not meaningful

	Three months ended Jun 30, 2018
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	475	262	93	(119)	711
Income tax expense					(310)
Net Income (loss)	342	189	67	(196)	401
Net income (loss) attributable to noncontrolling interests	0	0	0	(40)	(40)
Net Income attributable to DB shareholders and additional equity components	342	189	67	(236)	361

Average shareholders’ equity	43,680	13,980	4,576	0	62,236
Add (deduct) :
Average goodwill and other intangible assets	(3,077)	(1,989)	(3,084)	0	(8,150)
Average tangible shareholders’ equity	40,603	11,991	1,492	0	54,086
Post-tax return on average shareholders’ equity (in %)	3.1	5.4	5.9	N/M	2.3
Post-tax return on average tangible shareholders’ equity (in %)	3.4	6.3	18.0	N/M	2.7

N/M – Not meaningful

	Six months ended Jun 30, 2019
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	(995)	46	185	109	(654)
Income tax expense					(2,295)
Net Income (loss)	(716)	33	133	(2,400)	(2,949)
Net income (loss) attributable to noncontrolling interests	0	0	0	(63)	(63)
Net Income attributable to DB shareholders and additional equity components	(716)	33	133	(2,462)	(3,012)

Average shareholders’ equity	42,232	14,972	4,851	0	62,056
Add (deduct) :
Average goodwill and other intangible assets	(3,070)	(2,082)	(3,026)	0	(8,178)
Average tangible shareholders’ equity	39,162	12,891	1,826	0	53,878
Post-tax return on average shareholders’ equity (in %)	(3.4)	0.4	5.5	N/M	(9.7)
Post-tax return on average tangible shareholders’ equity (in %)	(3.7)	0.5	14.6	N/M	(11.2)

N/M – Not meaningful

	Six months ended Jun 30, 2018
in € m. (unless stated otherwise)	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Profit (loss) before tax	678	586	165	(286)	1,143
Income tax expense					(622)
Net Income (loss)	488	422	119	(508)	521
Net income (loss) attributable to noncontrolling interests	0	0	0	(40)	(40)
Net Income attributable to DB shareholders and additional equity components	488	422	119	(548)	481

Average shareholders’ equity	43,810	14,094	4,599	0	62,504
Add (deduct) :
Average goodwill and other intangible assets	(3,032)	(2,060)	(3,337)	0	(8,429)
Average tangible shareholders’ equity	40,778	12,034	1,262	0	54,074
Post-tax return on average shareholders’ equity (in %)	2.2	6.0	5.2	N/M	1.5
Post-tax return on average tangible shareholders’ equity (in %)	2.4	7.0	18.8	N/M	1.8

N/M – Not meaningful

Revenues excluding specific items

Revenues excluding specific items is a performance indicator and is a non-GAAP financial measure most directly comparable to the IFRS financial measure net revenues. Revenues excluding specific items is calculated by adjusting net revenues under IFRS for specific revenue items which generally fall outside the usual nature or scope of the business and are likely to distort an accurate assessment of the unit’s operating performance. The Group believes that a presentation of net revenues excluding the impact of these items provides a more meaningful depiction of the revenues associated with our businesses.

	Three months ended Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	2,942	2,486	593	182	6,203
DVA - CIB Other	(15)	0	0	0	(15)
Change in valuation of an investment - Sales & Trading (FIC)	101	0	0	0	101
Sal. Oppenheim workout - Wealth Management	0	23	0	0	23
Gain on sale - Global Transaction Banking	0	0	0	0	0
Gain from property sale - Private and Commercial Business (Germany)	0	0	0	0	0
Revenues excluding specific items	2,856	2,463	593	182	6,094

…

	Three months ended Jun 30, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Net revenues	3,578	2,542	561	(91)	6,590
DVA - CIB Other	56	0	0	0	56
Change in valuation of an investment - Sales & Trading (FIC)	0	0	0	0	0
Sal. Oppenheim workout - Wealth Management	0	81	0	0	81
Gain on sale - Global Transaction Banking	57	0	0	0	57
Gain from property sale - Private and Commercial Business (Germany)	0	0	0	0	0
Revenues excluding specific items	3,465	2,462	561	(91)	6,397

…

	Six months ended Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Revenues	6,270	4,999	1,118	166	12,554
DVA - CIB Other	(64)	0	0	0	(64)
Change in valuation of an investment - Sales & Trading (FIC)	138	0	0	0	138
Sal. Oppenheim workout - Wealth Management	0	66	0	0	66
Gain on sale - Global Transaction Banking	0	0	0	0	0
Gain from property sale - Private and Commercial Business (Germany)	0	0	0	0	0
Revenues excluding specific items	6,197	4,932	1,118	166	12,414

	Six months ended Jun 30, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Revenues	7,424	5,182	1,106	(144)	13,567
DVA - CIB Other	118	0	0	0	118
Change in valuation of an investment - Sales & Trading (FIC)	84	0	0	0	84
Sal. Oppenheim workout - Wealth Management	0	94	0	0	94
Gain on sale - Global Transaction Banking	57	0	0	0	57
Gain from property sale - Private and Commercial Business (Germany)	0	156	0	0	156
Revenues excluding specific items	7,165	4,932	1,106	(144)	13,058

Adjusted costs

Adjusted costs is one of the key performance indicators and is a non-GAAP financial measure most directly comparable to the IFRS financial measure noninterest expenses. Adjusted costs is calculated by adjusting noninterest expenses under IFRS for (i) impairment of goodwill and other intangible assets, (ii) litigation charges, net, and (iii) restructuring and severance. The Group believes that a presentation of noninterest expenses excluding the impact of these items provides a more meaningful depiction of the costs associated with our businesses.

	Three months ended Jun 30, 2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	3,759	2,640	471	117	6,987
Impairment of goodwill and other intangible assets	491	545	0	0	1,035
Litigation charges, net	169	(25)	2	18	164
Restructuring and severance	51	(6)	28	19	92
Adjusted costs	3,048	2,126	442	80	5,696

	Three months ended Jun 30, 2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	3,071	2,194	441	77	5,784
Impairment of goodwill and other intangible assets	0	0	0	0	0
Litigation charges, net	(42)	(49)	16	44	(31)
Restructuring and severance	167	22	9	41	239
Adjusted costs	2,945	2,222	416	(7)	5,577

	Six months ended Jun 30,2019
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	7,151	4,749	869	137	12,906
Impairment of goodwill and other intangible assets	491	545	0	0	1,035
Litigation charges, net	172	(48)	1	21	147
Restructuring and severance	74	(23)	32	16	98
Adjusted costs	6,415	4,275	836	100	11,626

	Six months ended Jun 30,2018
in € m.	Corporate & Investment Bank	Private & Commercial Bank	Asset Management	Corporate & Other	Total Consolidated
Noninterest expenses	6,714	4,421	914	192	12,241
Impairment of goodwill and other intangible assets	0	0	0	0	0
Litigation charges, net	17	(70)	43	46	35
Restructuring and severance	194	31	13	41	280
Adjusted costs	6,503	4,460	858	105	11,926

New segmental structure from the third quarter 2019 onwards

Reconciliation of net revenues

	2018
in € b.	Corporate Bank	Investment Bank	Private Bank	Asset Management	Corporate & Other	Core Bank	Capital Release Unit	Total consolidated
Transition from:
Corporate & Investment Bank	3.9	7.4	0.0	0.0	0.0	11.3	1.8	13.1
Private & Commercial Bank	1.3	0.0	8.7	0.0	0.0	10.0	0.2	10.2
Asset Management	0.0	0.0	0.0	2.2	0.0	2.2	0.0	2.2
Corporate & Other	0.0	0.0	0.0	0.0	(0.1)	(0.1)	0.0	0.2
Total	5.2	7.4	8.7	2.2	(0.1)	23.4	2.0	25.3

Reconciliation of RWA

	Jun 30,2019
in € b.	Core Bank	Capital Release Unit	Total consolidated
Transition from:
Corporate & Investment Bank	163	64	227
Private & Commercial Bank	91	1	92
Asset Management	10	0	10
Corporate & Other	17	0	17
Total	282	65	347

Reconciliation of leverage exposure

	Jun 30,2019
in € b.	Core Bank	Capital Release Unit	Total consolidated
Transition from:
Corporate & Investment Bank	668	248	916
Private & Commercial Bank	355	3	358
Asset Management	5	0	5
Corporate & Other	26	0	26
Total	1,054	250	1,304

Net Income, pre-tax profit and regulatory capital excluding transformational charges

Net Income and pre-tax profits excluding transformational charges are performance indicators and are non-GAAP financial measures most directly comparable to the IFRS financial measures net income and pre-tax profits. These items are calculated by adjusting reported results under IFRS for those specific one-off charges that are detailed in the note “Impact of Deutsche Bank’s transformation” The Group believes that a presentation of results excluding the impact of these items provides a more meaningful depiction of the outcomes of our regular business activities.

Regulatory capital measures, such as RWA and CET 1 capital and the ratio of both, excluding transformational charges are performance indicators and are non-GAAP financial measures most directly comparable to the IFRS financial measures RWA and CET 1 capital. These items are calculated by adjusting the regulatory capital calculation under IFRS for those specific one-off items that are detailed in the note “Impact of Deutsche Bank’s transformation”. Further details on which items had an actual impact on our capital figures can be found in the section “Risk Information: CET 1 capital reconciliation to shareholders equity” of this report. The Group believes that an additional presentation of capital excluding the impact of these items provides a more meaningful depiction of our capital position.

Book value and tangible book value per basic share outstanding

Book value per basic share outstanding and tangible book value per basic share outstanding are non-GAAP financial measures that are used and relied upon by investors and industry analysts as capital adequacy metrics. Book value per basic share outstanding represents the Bank’s total shareholders’ equity divided by the number of basic shares outstanding at period-end. Tangible book value represents the Bank’s total shareholders’ equity less goodwill and other intangible assets. Tangible book value per basic share outstanding is computed by dividing tangible book value by period-end basic shares outstanding.

Tangible book value

in € m.	Jun 30, 2019	Dec 31, 2018
Total shareholders’ equity (Book value)	58,742	62,495
Goodwill and other intangible assets1	(6,938)	(8,372)
Tangible shareholders’ equity (Tangible book value)	51,804	54,122

1Excludes Goodwill and other intangible assets attributable to partial sale of DWS.

Basic shares outstanding

in million (unless stated otherwise)	Jun 30, 2019	Dec 31, 2018
Number of shares issued	2,066.8	2,066.8
Treasury shares	(1.8)	(1.3)
Vested share awards	50.2	39.8
Basic shares outstanding	2,115.1	2,105.2

Book value per basic share outstanding in €	27.77	29.69
Tangible book value per basic share outstanding in €	24.49	25.71

Regulatory fully loaded measures

Our regulatory assets, exposures, risk-weighted assets, capital and ratios thereof are calculated for regulatory purposes and are set forth throughout this document under the amended CRR/CRD as it entered into force on June 27, 2019. When using the term “fully loaded”, this applies solely to our definition of own funds (applicable for Additional Tier 1 capital and Tier 2 capital and figures based thereon, including Tier 1 capital and Leverage Ratio). The term “fully loaded” is defined as excluding the transitional arrangements for own funds introduced by the CRR/CRD 4 applicable until June 26, 2019. However, it reflects the latest transitional arrangements introduced by the amendments to the CRR/CRD applicable from June 27, 2019.

The CET 1 minimum capital requirement applicable to the Group is 4.5 % of risk-weighted assets. In addition to this minimum capital requirement, various capital buffer requirements were phased in starting 2016 and are fully effective from 2019 onwards. Transitional arrangements are still applicable for Additional Tier 1 (AT1) and Tier 2 (T2) capital. Capital instruments that no longer qualify as AT1 or T2 capital under the CRR/CRD 4 fully loaded rules are subject to grandfathering rules during the transitional period and are being phased out from 2013 to 2022 with their recognition capped at 40 % in 2018, 30 % in 2019 and the cap decreasing by ten percentage points every year thereafter.

We believe that these “fully loaded” calculations provide useful information to investors as they reflect our progress against the regulatory capital standards and as many of our competitors have been describing calculations on a “fully loaded” basis. As our competitors’ assumptions and estimates regarding “fully loaded” calculations may vary, however, our “fully loaded” measures may not be comparable with similarly labelled measures used by our competitors.

Imprint

Deutsche Bank Aktiengesellschaft

Taunusanlage 12 60262 Frankfurt am Main Germany

Telephone: +49 69 910-00 deutsche.bank@db.com

Investor Relations
+49 800 910-8000 db.ir@db.com

Publication
Published on July 24, 2019

Cautionary statement regarding forward-looking statements

This report contains forward-looking statements. Forward-looking statements are statements that are not historical facts; they include statements about our beliefs and expectations and the assumptions underlying them. These statements are based on plans, estimates and projections as they are currently available to the management of Deutsche Bank. Forward-looking statements therefore speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

By their very nature, forward-looking statements involve risks and uncertainties. A number of important factors could therefore cause actual results to differ materially from those contained in any forward-looking statement. Such factors include the conditions in the financial markets in Germany, in Europe, in the United States and elsewhere from which we derive a substantial portion of our revenues and in which we hold a substantial portion of our assets, the development of asset prices and market volatility, potential defaults of borrowers or trading counterparties, the implementation of our strategic initiatives, the reliability of our risk management policies, procedures and methods, and other risks referenced in our filings with the U.S. Securities and Exchange Commission. Such factors are described in detail in our SEC Form 20-F of March 22, 2019 under the heading “Risk Factors”.